UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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Union Bankshares, Inc.
(Name of Registrant as Specified in Its Charter)

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Union Bankshares, Inc.

20 Lower Main Street
PO Box 667
Morrisville, VT 05661
(802) 888-6600

April 7, 2016

Dear Shareholder,

The 125th annual meeting of Union Bankshares, Inc. (the “Company”, "we", or "our") will be held Wednesday, May 18th at 3 p.m. at the Charlmont Restaurant meeting room located at 116 Vermont Route 15 West, Morrisville, Vermont. You are cordially invited to attend. Enclosed are a notice of annual meeting, a proxy statement and a proxy card for voting your shares.

Also enclosed with this mailing is a copy of our Annual Report on Form 10-K for Union Bankshares, Inc. for the year ended December 31, 2015, along with a brochure containing other information of interest about your Company. Our proxy materials, Annual Report on Form 10-K and informational brochure are also posted on www.ublocal.com and on a special internet website, as indicated in the Notice of Internet Availability section of the attached Notice of Annual Meeting.

If your shares are held through a broker, please note that your broker will not have the authority to vote your shares on the election of directors or on the advisory vote on executive compensation without your specific instructions. Therefore, it is especially important that you submit your proxy promptly so your votes can be counted.

All shareholders of record will have three options for voting. In addition to returning the enclosed proxy card by mail, you may alternatively vote by phone or via the internet. For further details, refer to the proxy card or the Information About the Meeting section of the Proxy Statement.

We hope you will join us immediately following the meeting for an informal gathering of shareholders, directors and bank officers at the Charlmont Restaurant, Route 15 West, Morrisville, VT.

Sincerely,

Kenneth D. Gibbons	David S. Silverman
Chairman	President & Chief Executive Officer

Union Bankshares, Inc.

NOTICE OF
2016 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON WEDNESDAY, May 18, 2016

To the Shareholders of Union Bankshares, Inc.:

The Annual Meeting of Shareholders of Union Bankshares, Inc. will be held at 3:00 p.m., local time, on Wednesday, May 18, 2016, at the Charlmont Restaurant meeting room located at 116 Vermont Route 15 West, Morrisville, Vermont for the following purposes:

1.
To fix the number of directors at nine for the ensuing year and to elect nine directors (or such lesser number as circumstances may warrant), to serve a one year term and until their successors are elected and qualified;

2.	To consider a nonbinding resolution to approve the compensation of the Company's Named Executive Officers;

3.	To ratify the appointment of the independent registered public accounting firm of Berry Dunn McNeil & Parker, LLC as the Company's external auditors for 2016; and

4.	To consider and act upon any other business that may properly come before the meeting or any adjournment thereof.
The Board of Directors has fixed the close of business on March 24, 2016 as the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting or any adjournment of the meeting.

IMPORTANT NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS FOR 2016 ANNUAL MEETING OF SHAREHOLDERS

This notice of meeting and proxy statement, the accompanying proxy card, our Annual Report on Form 10-K for the year ended December 31, 2015 and a brochure containing certain additional information about the Company are available on the internet in a downloadable, printable and searchable format and may be accessed at http://www.materials.proxyvote.com/905400.

By Order of the Board of Directors,

John H. Steel
Secretary

Morrisville, Vermont
April 7, 2016

YOUR VOTE IS IMPORTANT

PLEASE VOTE YOUR SHARES BY COMPLETING AND RETURNING THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED, OR BY FOLLOWING THE INSTRUCTIONS ON THE PROXY TO VOTE BY TELEPHONE OR THE INTERNET, WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING IN PERSON. SHOULD YOU ATTEND THE MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON IF YOU SO DESIRE.

PROXY STATEMENT - TABLE OF CONTENTS

UNION BANKSHARES, INC.
20 Lower Main Street
Morrisville, VT 05661
(802) 888-6600

PROXY STATEMENT

Annual Meeting of Shareholders
May 18, 2016

INFORMATION ABOUT THE MEETING

Why have I received these materials?
We are sending this proxy statement and proxy card on behalf of the Board of Directors to solicit your vote on matters to be voted on at the annual meeting of the shareholders of Union Bankshares, Inc. to be held at 3:00 p.m. local time on Wednesday, May 18, 2016, at the Charlmont Restaurant meeting room located at 116 Vermont Route 15 West, Morrisville, Vermont. This proxy statement and proxy card are accompanied by the Company's Annual Report on Form 10-K for the year ended December 31, 2015 containing the Company's audited consolidated financial statements and footnotes, and a brochure containing certain additional information about the Company. These materials were first sent to our shareholders on or about April 7, 2016. You are cordially invited to attend the annual meeting and are asked to vote on the following proposals:

1.	To elect nine directors to the Company's Board of Directors (the “Board”) for the ensuing year;

2.	To consider a nonbinding resolution to approve the compensation of the Company's Named Executive Officers; and

3.	To ratify the selection of our independent auditors for 2016.

Who is entitled to vote at the annual meeting?
Only holders of record of the Company's $2.00 par value common stock as of the close of business on March 24, 2016 (the record date for the meeting) will be entitled to vote at the annual meeting. On that date there were 4,458,372 shares of the Company's common stock outstanding, and each such share is entitled to one vote on each matter presented for vote at the annual meeting.

How do I vote my shares at the annual meeting?
If you are a shareholder of record of the Company's common stock, you may vote your shares by completing and signing the accompanying proxy card and returning it in the enclosed postage paid envelope. Alternatively, you may vote your shares by telephone (toll free in the United States) at 1-800-690-6903 or over the internet at http://www.proxyvote.com. Be sure to have your proxy card in hand if you vote by telephone or the internet and follow the instructions on the card. You are a shareholder of record if you hold your stock in your own name on the Company's shareholder records maintained by our transfer agent, Broadridge Corporate Issuer Solutions, Inc., of Brentwood, New York.

“Street name” shareholders of common stock, who wish to vote at the annual meeting will need to obtain a proxy card from the institution that holds their shares and follow the instructions on that form. Street name shareholders are shareholders who hold their common stock indirectly, through a bank, broker or other nominee.

Can I change my vote after I submit my proxy?
Yes, after you have mailed your proxy card or submitted your proxy by telephone or the internet, you may change your vote at any time before the proxy is exercised at the annual meeting. A timely-submitted later dated proxy supersedes all earlier proxies. Shareholders of record may change their vote by

•
mailing a proxy card bearing a later date. You may request a new proxy by contacting our transfer agent, Broadridge Corporate Issuer Solutions, Inc., at the following address or toll free telephone number: Broadridge Corporate Issuer Solutions, Inc. , Attn: Investor Relations Dept., P. O. Box 1342, Brentwood, NY 11717, (866) 321-8022. You may also contact our Assistant Corporate Secretary, Kristy Adams Alfieri, for assistance at the address and telephone number shown on page one of this proxy statement; or

•	submitting a later dated proxy by telephone or the internet; or

•	withdrawing your previously given proxy in person at the annual meeting and voting your shares by ballot.

“Street name” shareholders who wish to change their vote must contact the institution that holds their shares and follow the applicable procedures prescribed by the institution.

Can I vote in person at the meeting instead of voting by proxy?
Yes, a ballot will be available at the annual meeting for shareholders of record who wish to vote in person. However, we encourage you to complete and return the enclosed proxy card, or to vote your shares by telephone or the internet, to be certain that your shares are represented and voted, even if you should be unable to attend the meeting in person. If you wish, you may revoke your previously given proxy at the annual meeting and vote by ballot instead.

If you hold your shares through a bank, broker or other nominee, you must obtain a legal proxy from the bank, broker or nominee in order to vote your shares in person at the meeting.

What does it mean if I receive more than one proxy card?
If you receive more than one proxy card, your shares are registered differently in more than one account (for example, “John Doe” and “J. Doe”). To ensure that all your shares are voted, you should complete, sign and return all proxy cards. We encourage you to register all your accounts in the same name and address. You may do so by contacting our transfer agent, Broadridge Corporate Issuer Solutions, Inc., at the following address or toll free telephone number: Broadridge Corporate Issuer Solutions, Inc. , Attn: Investor Relations Dept., P. O. Box 1342, Brentwood, NY 11717, (866) 321-8022. You may also contact our Assistant Corporate Secretary, Kristy Adams Alfieri, for assistance at the address and telephone number shown on page one of this proxy statement.

What is a broker nonvote?
Under stock exchange rules and brokerage industry practices, a broker may generally vote the shares it holds for customers on routine matters, but requires voting instructions from the customer on other, nonroutine matters. A broker nonvote occurs when a broker votes less than all of the shares it holds of record for any reason, including with respect to nonroutine matters where customer instructions have not been received. The “missing” votes in such a case are broker nonvotes.

Please note that under applicable brokerage industry rules for broker voting of shares, all director elections, whether or not contested, are considered nonroutine, as are all votes on executive compensation matters, including nonbinding (advisory) votes. Therefore, a broker may not vote a customer's shares in the election of directors (Proposal 1) or on the nonbinding vote on the compenstion of our named executive officers (Proposal 2) without specific instructions from the beneficial owner. If you hold your shares through a broker, please be sure to follow your broker's instructions on how to direct the voting of your shares at the annual meeting.

The ratification of the appointment of the Company's independent auditors is considered to be a routine matter for purposes of a broker's discretionary voting authority under current stock exchange rules. Therefore, a broker may vote uninstructed shares on Proposal 3 under its discretionary authority.

What constitutes a quorum for purposes of the annual meeting?
The presence at the annual meeting in person or by proxy of the holders of a majority of the outstanding shares of common stock entitled to vote will constitute a quorum for the transaction of business. Proxies marked as “WITHHOLD AUTHORITY” on the election of directors (Proposal 1), "ABSTAIN" on the advisory vote to approve the compensation of the Named Executive Officers of the Company (Proposal 2) or “ABSTAIN” on the ratification of the appointment of the independent auditors (Proposal 3) will be treated as present at the meeting for purposes of determining a quorum.

Broker nonvotes are counted for determining a quorum to convene the meeting and on routine matters (such as ratification of the appointment of the independent auditors) since the broker is entitled to vote those shares under its discretionary authority. On any matter considered to be nonroutine (such as the election of directors or the nonbinding vote on executive compensation) broker nonvotes are not considered shares entitled to be voted by the broker without voting instructions from the beneficial owner, and therefore would not be counted in determining a quorum as to those matters.

What vote is required to approve matters at the annual meeting?
The election of directors (Proposal 1) will require the affirmative vote of a plurality of the votes cast. That means that the nominees who receive the highest number of vote totals for the number of vacancies to be filled will be elected as directors. Therefore, a vote to WITHHOLD AUTHORITY for any nominee or the entire slate will not affect the outcome of the election unless there are more nominees than there are vacancies to be filled.

Approval of the nonbinding resolution to approve the compensation of the Company's Named Executive Officers (Proposal 2) will require that more votes be cast FOR the proposal than AGAINST. Therefore, abstentions will not affect the outcome of the vote on Proposal 2.

Ratification of the appointment of the Company's independent auditors (Proposal 3) will require that more votes be cast FOR the proposal than AGAINST. Therefore, abstentions will not affect the outcome of the vote on Proposal 3.

If any other matter should be presented at the meeting, approval of such matter would generally require that more votes be cast in favor than opposed. Management of the Company is not aware at this time of any matter that may be submitted to vote of the shareholders at the annual meeting other than the election of directors and ratification of the appointment of the independent auditors.

Do broker nonvotes affect the outcome of the shareholder votes on Proposals 1, 2, and 3?
Because the election of directors (Proposal 1) is not the subject of an election contest and is by plurality vote, broker nonvotes at the annual meeting will not affect the outcome of the election of directors.

Broker nonvotes are not considered to be “votes cast” and therefore will not affect the outcome of the votes on approval of executive compensation (Proposal 2) or on the ratification of the appointment of independent auditors (Proposal 3).

How does the Board recommend that I vote my shares?
The Board of Directors recommends that you vote FOR Proposal 1 to set the number of directors for the ensuing year at nine and to elect the nine nominees listed in this proxy statement; FOR Proposal 2 to approve, on a nonbinding basis, the compensation of Company's Named Executive Officers; and FOR Proposal 3 to ratify the appointment of the independent registered public accounting firm of Berry Dunn McNeil & Parker, LLC as the Company's external auditors for 2015.

If you vote by proxy card, your shares will be voted in the manner you indicate on the proxy card. If you sign and return your proxy card but do not specify how you want your shares to be voted, the persons named as proxy holders on the proxy card will vote your shares FOR Proposals 1,2, and 3, and in accordance with the recommendations of the Board of Directors on any other matters that may be presented for vote of shareholders at the meeting.

How are proxies solicited?
Proxies are being solicited by mail. Proxies may also be solicited by directors, officers or employees of the Company or our wholly-owned subsidiary, Union Bank (“Union” or the “Bank”), in person or by telephone, facsimile, or electronic transmission. Those individuals will not receive any additional compensation for such solicitation.

Who pays the expenses for soliciting proxies?
The Company pays the expenses for soliciting proxies for the annual meeting. These expenses include costs relating to preparation, mailing and returning of proxies. In addition, we may reimburse banks, brokers or other nominee holders for their expenses in sending proxy materials to the beneficial owners of our common stock.

SHARE OWNERSHIP INFORMATION
Share Ownership of Management and Principal Holders
The following table shows the number and percentage of outstanding shares of the Company's common stock owned beneficially as of March 24, 2016 by:

•	each incumbent director of the Company;

•	each non-incumbent director nominee;

•	each executive officer named in the 2015 Summary Compensation Table included elsewhere in this proxy statement;

•	all of the Company's directors and executive officers as a group; and

•
each person (including any “group,” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934), known to the management of the Company to own beneficially more than 5% of the Company's outstanding common stock.

Except as otherwise indicated in the footnotes to the table, the named individuals possess sole voting and investment power over the shares listed.

Shareholder or Group	Shares Beneficially Owned		Percent of Class
Directors, Nominees and Executive Officers
Steven J. Bourgeois	2,000	(1)	*
Dawn D. Bugbee	—	(2)	—
Jeffery G. Coslett	5,152	(3)	*
Kenneth D. Gibbons	56,157	(4)	1.26
John M. Goodrich	1,100		*
Karyn J. Hale	1,525	(5)	*
Timothy W. Sargent	1,443		*
David S. Silverman	14,059	(6)	*
John H. Steel	8,000	(7)	*
Schuyler W. Sweet	8,000	(8)	*
Cornelius J. Van Dyke	1,858	(9)	*

All Directors and Executive Officers as a Group
(11 in number)	99,294		2.23

Other 5% or more Shareholders
Richard C. Sargent	518,500	(10)	11.63
Susan Hovey Mercia	392,259	(11)	8.80
Walter M. Sargent Revocable Trust	294,956	(12)	6.62
____________________

*	Denotes less than one percent (1%) of class.

(1)	Mr. Bourgeois has shared voting and investment power over all shares listed. All of such shares are held in the Bourgeois Family Trust.

(2)	Nominee Bugbee acquired 200 shares of the Company's common stock on March 31, 2016.

(3)	Mr. Coslett has shared voting and investment power over 3,992 of the shares listed. Includes 1,160 shares Mr. Coslett has the right to acquire under presently exercisable incentive stock options.

(4)	Mr. Gibbons has shared voting and investment power over all of the shares listed.

(5)	Ms. Hale has shared voting and investment power over 25 of the shares listed. Includes 1,500 shares Ms. Hale has the right to acquire under presently exercisable incentive stock options.

(6)
Mr. Silverman has shared voting and investment power over 6,175 of the shares listed. Includes 884 shares held in an IRA for the benefit of Mr. Silverman's wife. Includes 7,000 shares Mr. Silverman has the right to acquire under presently exercisable incentive stock options.

(7)	Mr. Steel has shared voting power over 2,000 of the shares listed.

(8)	All shares are held in the Schuyler W. Sweet 2000 Revocable Trust, of which Mr. Sweet is settlor and trustee.

(9)
Includes 1,458 shares held in the Cornelius J. Van Dyke Revocable Trust of which Mr. Van Dyke is settlor and trustee and 400 shares held in the Carol Phillips Hillman Revocable Trust, of which Mr. Van Dyke's wife is settlor and trustee.

(10)
Mr. Sargent has shared voting power over 518,500 of the shares listed. The total includes 162,000 shares held by the Copley Fund, a charitable trust of which Mr. Sargent serves as co-trustee. Mr. Sargent does not have any beneficial interest in the fund and disclaims beneficial ownership of all 162,000 shares held by the fund. The total also includes 294,956 shares held by the Walter M. Sargent Revocable Trust, of which Mr. Sargent and members of his family are beneficiaries and of which he is one of three co-trustees.

(11)	Ms. Mercia has shared voting and investment power over all 392,259 of the shares listed.

(12)
All 294,956shares are included in the share total disclosed elsewhere in this table as beneficially owned by Richard C. Sargent, who is one of three co-trustees of the Trust and of which he and members of his family are beneficiaries.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers, directors and ten percent or more shareholders to file with the Securities and Exchange Commission (“SEC”) reports of their ownership and changes in ownership of the Company's equity securities and to furnish the Company with copies of all such reports. Based solely on its review of copies of Section 16 reports received by it, or on written representations from certain reporting persons that no filings were required for them, except as set forth below, the Company believes that during 2015 all Section 16(a) filing requirements applicable to its officers, directors and ten percent or more shareholders were timely complied. A Form 4 report for each of the three executive officers listed in the 2015 Summary of Compensation Table was filed late, following the final calculation as of December 31, 2015 of the number of shares of common stock underlying an award to each such officer of restricted stock units subject to time based vesting conditions.

PROPOSAL 1: TO ELECT DIRECTORS

The Company's Amended and Restated Articles of Association and Bylaws provide for a Board of at least three directors, with the exact number to be fixed by the shareholders at each annual meeting. The Board of Directors currently consists of eight individuals and the Board has recommended that the number of directors be increased to nine to accommodate the nomination of Union Bank director Dawn D. Bugbee to stand for election to the Company Board. Accordingly, the shareholders are being asked to fix the number of directors for the ensuing year at nine, or such lesser number as circumstances require should any of the nominees be unable to serve.

The table below contains certain biographical information about board nominee Bugbee and each of the eight incumbent directors standing for reelection to the Board. Additional biographical information for each of them is set forth following the table under the caption “Director Qualifications.”

Name and Age	Served as Director Since (1)	Principal Occupation for Past Five Years

Steven J. Bourgeois, 67	2005	Chief Executive Officer and Principal Owner, Strategic Initiatives for Business LLC (business consulting) St. Albans, VT

Kenneth D. Gibbons, 69	1989	Chairman of the Board, Union Bankshares, Inc. and Union Bank; May 18, 2011 - present Previously, Chief Executive Officer and President of Union Bankshares, Inc. and Union Bank Morrisville, VT

Dawn D. Bugbee, 59	—	Vice President and Chief Financial Officer, Green Mountain Power Corporation Colchester, VT

John M. Goodrich, 66	2014	Retired Previously, Vice President of Production of the Americas of Weidmann Electrical Technology St. Johnsbury, VT

Timothy W. Sargent, 40	2011	Attorney at Law, Sargent Law Office Morrisville, VT

David S. Silverman, 55	2011
President (since April 1, 2011) and Chief Executive Officer (since May 16, 2012), Union Bankshares, Inc. and Union Bank
Previously, Vice President, Union Bankshares, Inc. and Senior Vice President and Senior Loan Officer, Union Bank
Morrisville, VT

John H. Steel, 66	2002	Owner, President and Treasurer, Steel Construction, Inc. Stowe, VT

Schuyler W. Sweet, 68	2008	Owner and Manager, Stony River Properties, LLC (equipment leasing and property management) Littleton, NH

Cornelius J. Van Dyke, 62	2010	Search and Rescue Coordinator, Vermont Department of Public Safety; 2013 - present Previously, President and General Manager, Golden Eagle Resort Waterbury, VT
____________________
(1) Director nominee Bugbee and each incumbent director is also a director of Union Bank; years of service do not include service on the Board of Union Bank.

Director Qualifications
Community banking is about being a good member of the communities we serve and providing quality customer service and products, while ensuring that the interests of our stockholders and employees are satisfied and our regulatory requirements are met. The Company's Board meets at least quarterly, and Union Bank's Board meets semi-monthly, to strategize, guide and monitor the activities of the Bank to achieve these goals. We rely on our directors for their strategic vision, business acumen and knowledge of local markets and opportunities. All of our directors live or work in the communities we serve and bring a unique set of talents, perspectives and backgrounds to our Board. They have been active members in organizations of their choice and interest over their lifetimes, usually in a leadership position, which has added to their reputations as respected individuals. Our incumbent directors include long-standing members of the Board who have served through many economic cycles, technological advancements, regulatory changes and periods of Company growth.

The information below summarizes the specific experience, qualifications, attributes and skills that led our Board to conclude that the individual should serve on the Company's Board. We believe that in their professional and personal lives and through their Board service, each has demonstrated sound judgment, leadership capabilities, high ethical standards and a strong commitment for service to the Company.

Steven Bourgeois began his career in banking in 1969. He served as the President and Chief Executive Officer (“CEO”) of Franklin Lamoille Bank in St. Albans, Vermont from 1991 to 2001 when the bank's parent Company was acquired. He continued as Regional President of Banknorth until 2002 and as an Advisory Board member until 2004. He is the owner and CEO of Strategic Initiatives for Business LLC, a business consulting firm he founded in 2002. Steve has served as an officer/board member of the Vermont Economic Development Authority from 1988 until present, as a member of the Governor's Council of Economic Advisors from 2002 to 2010, and has served on many statewide councils at the Governor's request. Steve has numerous other business, community, civic and banking industry group memberships in Vermont and Franklin County. He joined the Company's Board in 2005, and is the Chair of the Audit Committee. Steve is the designated “audit committee financial expert” as defined by the regulations of the SEC, and is also the Audit Committee representative on the Company's Disclosure Control Committee. He is also a member of Union's St. Albans Advisory Board. Steve's many years of experience in Vermont community banking, including as a community bank CEO, and his financial knowledge and expertise provide an important contribution to the Board.

Dawn Bugbee has been a Union Bank director since her appointment to the Board in September 2015. She is currently a Vice President and Chief Financial Officer for Green Mountain Power Corporation, which prior to its acquisition in 2007 by Gaz Metro, L. P. was a publicly-traded, SEC reporting company. Prior to March 2006 she was the Chief Financial officer at Northwestern Medial Center (NMC) in St. Albans, Vermont. She is a certified public accountant (CPA) and holds a Bachelor of Science degree from Castleton University. She is an active member in the local community serving on the Board of Directors and Finance Committees at NMC and Goodwill of Northern New England. Dawn is a past Trustee for Champlain College in Burlington, a gubenatorial appointee to the Vemont Education and Health Building Financing Agency (VEHBFA), a Board member for United Way of Chittenden County and a Rotarian in the St. Albans and Colchester clubs. Dawn's years of experience as Chief Financial Officer and knowledge of SEC reporting requirements add valuable strength to the Board.

Kenneth Gibbons has served as Chairman of the Board since the 2011 annual meeting and served as President of both the Company and Union from 1991 until April 1, 2011 and as CEO of the Company and Union from until his retirement at the 2012 annual meeting. Ken's banking career began in 1965 in Massachusetts and he has worked in all areas of banking during the intervening years. In 1975, he moved to Vermont and joined Union in 1984 as Vice President of Commercial Lending. Ken has served on many committees of the Vermont Bankers Association (VBA) and is a past VBA Chair. He has also been actively involved with the American Bankers Association and is a former member of the board of directors of the Independent Community Bankers of America (ICBA). Ken has been very active in numerous civic organizations and currently serves on the board of the Vermont Educational and Health Buildings Finance Agency, the Lamoille Region Chamber of Commerce, and Sterling College, and on the finance committee of Copley Hospital. Ken's expertise in the community banking field and his leadership and strategic planning skills and his long tenure with the Company add valuable depth and strength to the Board. Ken joined the Company's Board in 1989, and serves on Union's Pension Committee.

John Goodrich joined the Company's Board in 2014 and has served on Union Bank's Board since 2013. During 2015 he retired from his position as Vice President of Production for Americas for Weidmann Electrical Technology. Mr. Goodrich is very active in the community, currently serving on the executive committee and board of Northeastern Vermont Region Hospital in St. Johnsbury, and having previously served on the St. Johnsbury School Board for seven years and on the Planning Commission for five years, and participating in the writing of the St. Johnsbury Town Plan. John is a past member of the Board of Directors of Central Vermont Public Service Corporation, and was a Director of the Associated Industries of Vermont (AIV) for many years. In addition, he is an advisory board member for Superior Technical Ceramics in St. Albans, Vermont. Mr. Goodrich remains active in the Vermont political process at the local and state level, and was appointed by then Governor Jim Douglas to first serve and then chair the Commission for the Future of Economic Development. John's considerable experience in management of a large business enterprise and his knowledge of one or our important local markets, adds valuable strength to the Board. John also serves on the Company's Compensation Committee.

Timothy Sargent joined the Company's Board in 2011 and has served on Union Bank's Board since 2010. He has practiced law in Morrisville, Vermont at Sargent Law Office, PLLC for over ten years. Tim holds a law degree from Vermont Law School (South Royalton, Vermont) and a Bachelor of Science from Bates College (Lewiston, Maine). He is an active member in the local community and cares very deeply about the economic health and vitality of the region. Tim recently served on the Board of Directors for the "start up" Morrisville Food Cooperative and currently sits on the Ron Terrill Scholarship Fund, which awards annual scholarships to local graduating high school students. In addition, he served more than eight years as a Trustee on the Morrisville Water & Light Department and as a Rotarian on the Morrisville Rotary Club. The Company values Tim's legal insights, knowledge of local businesses and perspectives. Tim serves on the Company's Audit Committee.

David Silverman became President of the Company and the Bank on April 1, 2011 and CEO of both in May 2012. David was appointed to the Bank's Board of Directors in November 2010 and elected to the Company's Board at the 2011 annual meeting. David has been with the Bank for 29 years and before becoming President, served in many capacities, including as Vice President of the Company and Senior Vice President and Senior Loan Officer of the Bank. David has been active in the community having served as a trustee of the Hardwick Electric Department, on the Boards of the Stowe Area Association, Lamoille County Mental Health Services, Community Health Services of the Lamoille Valley, and as a member of the Morristown Development Review Board. He is a currently serving on the Board of Copley Hospital, as a member of the executive committee of the Vermont Bankers Association, and as President of the Lamoille Economic Development Corporation. David serves on the Bank's Trust, Pension and 401K Committees and all three of Union's local Advisory Boards. David's many years of service to the Company in various positions, and his day to day leadership since becoming CEO in 2012 provide the Board with the benefit of his thorough knowledge of the Company's business operations, markets and strategic challenges and opportunities.

John Steel founded Steel Construction in Stowe, Vermont in 1981 and is now one of the premier builders in Stowe. He holds a degree in Business Administration from the University of Denver. John has been a leader in many civic organizations in Stowe. He previously served as a member-at-large of Copley Hospital Trustees serving on its executive, finance and compensation committees, and also served as Chair of the Copley Woodlands Board. He currently serves on the Copley Hospital Construction Advisory Board. His business, trust and investment knowledge brings valuable insight to the Board. John joined the Board in 2002 and serves on the Company's Compensation Committee, as well as on Union's Trust, 401K and Pension Committees. He became Secretary of the Company in October, 2010.

Schuyler Sweet is the owner and Manager of Stony River Properties, LLC, an equipment leasing and property management company in Littleton, New Hampshire. Schuyler has owned and operated a number of businesses over the years, including busing companies, a travel agency and leasing companies. Schuyler, who joined the Board in 2008, has been on Union Bank's Northern New Hampshire Advisory Board since 2005 and is very active in local civic and business organizations. His considerable experience in managing small businesses, his in-depth familiarity with the Littleton market and his inquisitive nature adds strength to the Company's Board. Schuyler's knowledge of the New Hampshire banking market is especially important as Union acquired three full-service New Hampshire branches in May 2011, opened another full-service branch in Lincoln, New Hampshire in May 2014, and continues to grow its franchise in the state. Schuyler serves as Chair of the Company's Compensation Committee. He also serves on the Company's Audit Committee, as well as on Union's Pension Committee.

Neil Van Dyke from Stowe, Vermont was appointed to the Board of Union Bank in 2009 and elected to the Company's Board in 2010. He adds a unique perspective to the Company's complement of Board members as a long time owner of a large resort property in Stowe. Neil joined the staff of the Golden Eagle Resort in 1979 and served as its President and was a co-owner until its sale in September of 2014. In 2013, Neil became the Search and Rescue Coordinator for the Vermont Department of Public Safety. Neil holds a Bachelor of Science degree from Dartmouth College and a Master of Science with a concentration in recreation management from SUNY College of Environmental Science and Forestry. Neil was actively involved on the board of the Stowe Area Association 1982 through 2014, and is the founder of Stowe Mountain Rescue, where he has been a team leader since 1980. He has also served as a member of the Stowe Select Board since 2010. Neil served as a director of the Franklin Lamoille Bank and on the Vermont advisory board of Banknorth from 1998 until 2006. Neil's extensive education and experience in the travel and tourism business, which is an important business segment in our markets, as well as his prior bank board involvement, add further depth to our Board. Neil serves on the Company's Compensation Committee and currently serves as Chair of Union's Asset Management Group Committee.

Director’s Compensation
Directors’ fees, committee fees and advisory board member fees are determined annually by the Company’s Board of Directors for service on the Boards of the Company and Union. The appropriateness of the fees paid is reviewed on a periodic basis by the Compensation Committee (“Committee”) or the Company’s Board based on published surveys, consultant recommendations and knowledge of other financial institutions’ director compensation practices.
In 2015, a high level review of director compensation was conducted by Pearl Meyer & Partners, LLC (“Pearl Meyer”), an independent outside consulting firm specializing in Board and executive compensation. This review revealed that our total compensation per Director is appropriately positioned to a peer group of thirteen publicly-traded financial institutions of similar asset size, performance and geographic region. This peer group was also used in connection with Pearl Meyer’s review of our executive compensation practices and is more fully described below under the caption “Compensation Discussion and Analysis - Inputs to Compensation Committee Decision Making - Benchmarking.” Additionally, Pearl Meyer found that our use and mix of retainers and meeting fees aligned with peer practice, although Pearl Meyer noted that the Boards of the Company and Union met more frequently than was common for the peer group. In connection with its 2015 review, Pearl Meyer recommended that an equity-based component be considered for inclusion as an element of overall director compensation in future years.
Director fees for 2015 followed the same compensation structure as in 2014, with a 3% fee increase in the retainer paid to Board members and to the Board Chairman for both the Company and Union, and a 3% increase in the Union per meeting fee. This percentage increase matched the average salary increase for Union employees in 2015. The Compensation Committee and the Boards of the Company and Union believe that director compensation remains commensurate with our peers.
Each of the eight incumbent directors of the Company also served as a director of Union throughout 2015. Nominee Dawn D. Bugbee was appointed to Union’s board on August 19, 2015. All directors of the Company received an annual retainer of $9,245, but did not receive any fees for attendance at regular or special meetings of the Company’s Board. Mr. Gibbons also received an additional retainer of $2,500 for his service as Chairman of the Company’s Board throughout 2015. For 2015, the Committee Chairs of the Company’s Compensation and Audit Committees were paid an annual retainer of $1,000. All members of the Audit Committee received a $350 per meeting fee and all members of the Compensation Committee received a $300 per meeting fee. The Audit Committee member who sits on the Company’s Disclosure Control Committee received a $750 per meeting fee.

Nonemployee directors of Union received an annual retainer of $7,135, prorated for Ms. Bugbee from the time of her appointment to Union’s board, and a per meeting fee of $705 for service on Union’s Board during 2015. Mr. Gibbons received an annual retainer of $2,500 for his service as Union Board Chairman in 2015. In addition, nonemployee directors of Union who serve on Union’s Trust Committee received a $125 per meeting fee, and the Chair of the Asset Management Committee received an annual retainer of $500. All nonemployee directors who serve on Union’s Defined Benefit Pension Plan Committee and/or 401(k) Plan Committee received a $125 per meeting fee. Union’s special meeting fee for its nonemployee Directors is $250 for ½ day sessions and $500 for all day sessions. From time to time, ad hoc meetings for special projects occur which are compensated at the special meeting rate. No such projects occurred in 2015.
Directors may also serve on one of Union’s three regional advisory boards, for St. Johnsbury or St. Albans, Vermont or Northern New Hampshire. Nonemployee directors of Union who serve on any of these advisory boards receive a per meeting fee of $275.
During 2015, Mr. Silverman, who is a full-time employee of Union, served as a Director of the Company and of Union. Mr. Silverman received an annual retainer of $9,245 for serving as a Company director but was not separately compensated for attendance at Company Board meetings, nor did he receive any compensation for his service on Union’s Board, Union’s advisory boards or on any of Union’s committees. The annual retainer paid to Mr. Silverman during 2015 for his service on the Company’s Board is disclosed in the Summary Compensation Table and footnotes contained elsewhere in this proxy statement under the caption “EXECUTIVE COMPENSATION - 2015 Summary Compensation Table.”
Company and Union directors are eligible to participate in the Executive Nonqualified Excess Plan, a defined contribution plan which permits participants to elect to defer receipt of current compensation from the Company or Union in order to provide retirement or other benefits as selected in the individual adoption agreements. During 2015, none of the Company’s non-employee directors elected to defer receipt of directors’ fees under the plan. Additional information about the plan is contained elsewhere in this proxy statement under the caption “EXECUTIVE COMPENSATION - Deferred Compensation Plans.”
The Company and Union also maintain the 2008 Amended and Restated Nonqualified Deferred Compensation Plan, a defined benefit plan which was closed to new participants in 1998 and closed to new deferrals in 2004. The plan was amended and restated in 2008 in order to comply with the provisions of Section 409A of the Internal Revenue Code. During 2015, one of our current nonemployee directors received an annual payout under the plan, and is entitled to future annual payments. Promised benefits under the plan constitute general unsecured claims, as no assets of the Company have been segregated to meet the Company’s payment obligations under the plan. However, the Company and Union have jointly purchased insurance on the lives of the participants for the purpose of recouping, in the future, benefit payments made under the plan.
Nonemployee directors are eligible to receive grants of nonqualified stock options, restricted stock and restricted stock units under the Company’s 2014 Equity Incentive Plan, which was approved by the Company’s shareholders at the 2014 annual meeting. However, no such grants were made to directors under the Plan during 2015.
Except as described above, the Company’s and Union’s nonemployee directors were not eligible to receive any other form of compensation during 2015 for their services as directors.
The following table lists the annual compensation paid to or earned during 2015 by the Company’s nonemployee directors for service on the Boards of the Company and Union, and by Ms. Bugbee for her service on the Union Board:

2015 Director Compensation Table

Name	Fees Earned or Paid in Cash ($) (1)	All Other Compensation ($)(2)(3)	Total ($)

Steven J. Bourgeois	$40,090	$3,163	$43,253
Dawn D. Bugbee	$8,018	$—	$8,018
Kenneth D. Gibbons	$38,800	$—	$38,800
John M. Goodrich	$35,390	$1,375	$36,765
Timothy W. Sargent	$36,095	$—	$36,095
John H. Steel	$36,920	$—	$36,920
Schuyler W. Sweet	$41,695	$3,025	$44,720
Cornelius Van Dyke	$37,925	$—	$37,925
____________________

(1)
Includes fees paid to the named individuals for service on the Boards of Directors and committees of both the Company and Union Bank, except for Ms. Bugbee, who did not serve on the Company’s Board during 2015 and who was appointed to the Bank’s Board in June, 2015. Director fees earned by President and CEO David Silverman during 2015 are disclosed in the 2015 Summary Compensation Table.

(2)
Does not include annual benefit payments paid to nonemployee directors under the Company's 2008 Amended and Restated Nonqualified Deferred Compensation Plan, attributable to compensation deferrals in prior years.

(3)	Represents Union regional advisory board fees.

Attendance at Directors' Meetings

During 2015, the Company's Board of Directors held 11 regular meetings and no special meetings. All incumbent directors attended at least 91% of the aggregate of all such meetings and meetings of Board committees of which they were members. In addition to serving on the Company's Board, each of the Company's directors also serves on Union Bank's Board, which meets twice monthly.

Director Independence

The Board of Directors has determined that Board Nominee Bugbee and each of the incumbent directors is independent within the meaning of The NASDAQ Stock Market LLC ("NASDAQ") rules for listed companies, except President and CEO David Silverman due to his status as a current employee and executive officer of the Company. Under these rules, factors that cause a director to be considered not independent include the existence of a material relationship with the listed company that would interfere with the exercise of independent judgment. An employment relationship with the Company or the Bank within the past three years is deemed to constitute such a material relationship.

Related Party Transactions

Certain of our directors and executive officers, as well as members of their immediate families and the companies, organizations, trusts, and other entities with which they are associated, are, or during 2015 were, also customers of Union Bank in the ordinary course of business. As permitted by applicable law, these persons may have had loans outstanding during 2015, and it is anticipated that these persons and their associates will continue to be customers of and indebted to Union Bank in the future. All of these loans were made in the ordinary course of business, and did not involve more than normal risk of collectability or present other unfavorable features, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with unaffiliated persons and, where required by law, received prior approval by Union Bank’s Board of Directors. At December 31, 2015, these loans totaled approximately $507 thousand. None of these loans to directors, executive officers, or their associates are past due, in a nonperforming status, or have been restructured to provide a reduction or deferral of interest or principal because of a deterioration in the financial position of the borrower.

Board Committees and Corporate Governance

As further described below, the Company's Board of Directors has two standing committees, the Audit Committee and the Compensation Committee. The Company does not have a standing nominating committee; rather, as described below all independent directors on the Board serve the function of such a committee.

Audit Committee. The Audit Committee comprises Directors Steven Bourgeois (Chair), Timothy Sargent and Schuyler Sweet. NASDAQ rules for listed companies and applicable securities laws require that the Company have an Audit Committee consisting of at least three directors, each of whom is independent. NASDAQ rules also require that all members of a listed company's audit committee be able to read and understand fundamental financial statements, including a company's balance sheet, income statement and cash flow statement, and require that at least one member of the committee qualify as “financially sophisticated,” based on past employment experience in finance or accounting, professional accounting certification or other comparable experience or background. Similarly, SEC rules require that at least one member of a listed company's audit committee qualify as a “financial expert.” The Board of Directors, in its discretion, and based on all of the information available to it, has determined that each of the members of the Audit Committee is independent under applicable legal standards, that each is able to read and understand fundamental financial statements and that Mr. Bourgeois, with his extensive bank management experience, including formerly as a community bank President and CEO, is “financially sophisticated” within the meaning of the NASDAQ rules and is an “audit committee financial expert” within the meaning of applicable SEC rules.

The Audit Committee is responsible for selecting the independent auditors and determining the terms of their engagement, for reviewing the reports of the Company's internal and external auditors, for monitoring the Company's adherence to accounting principles generally accepted in the United States of America and for overseeing the quality and integrity of the accounting, auditing and financial reporting practices of the Company and its system of internal controls. In addition, the Audit Committee has established procedures for the confidential reporting of complaints (including procedures for anonymous complaints by employees) on matters of accounting, auditing or internal controls. A copy of the Audit Committee's charter, as revised most recently in 2016, is posted on the Investor Relations page of the Company's website at www.unlocal.com.

During 2015, the Company's Audit Committee met 7 times. A report of the Audit Committee on its 2015 activities is included elsewhere in this proxy statement under the caption “AUDIT COMMITTEE REPORT.”

Compensation Committee. The Compensation Committee comprises Directors Schuyler Sweet (Chair), John Goodrich, John Steel, and Neil Van Dyke. The Board has determined that each of such directors is independent under applicable NASDAQ rules for listed companies. The Compensation Committee evaluates, reviews and makes decisions or recommendations to the Board of Directors on executive salary levels, bonuses, equity-based compensation, including stock option and restricted stock unit awards, and benefit plans. A copy of the Compensation Committee's charter, as revised most recently in 2015, is posted on the Investor Relations page of the Company's website at www.ublocal.com.

During 2015, the Compensation Committee met 10 times. A report of the Compensation Committee on its 2015 activities is set forth elsewhere in this proxy statement under the caption “COMPENSATION COMMITTEE REPORT.”

Board Nominating Functions. In lieu of a separate committee, the functions of a nominating committee are performed by all of the Company's independent directors (all directors other than Mr. Silverman who is not considered independent due to his current position as an executive officer of the Company and Union Bank). The Board has elected not to establish a separate nominating committee at this time in order to obtain the widest possible input on the nominations process from all of the independent, nonmanagement directors.

The independent directors have adopted a resolution addressing the process for director nominations, including recommendations by shareholders and minimum qualifications for director nominees. In accordance with these criteria, directors and director candidates should possess the following attributes:

•	Strong personal integrity;

•	Previous leadership experience in business or administrative activities;

•	Ability and willingness to contribute to board activities, committees, and meetings;

•	Willingness to apply sound and independent business judgment;

•	Loyalty to the Company and concern for its success;

•	Awareness of a director's role in the Company's corporate citizenship and image;

•	Willingness to assume broad, fiduciary responsibility;

•	Willingness to become familiar with the banking industry and regulations;

•	Familiarity with the Company's service area; and

•	Qualification as an independent director under applicable NASDAQ rules for listed companies.

Although the Board does not have a formal policy with regard to the consideration of diversity in identifying director nominees, the director nomination process is designed to ensure that the Board consists of members with diverse backgrounds and viewpoints, including diversity of skills and experience, with a focus on appropriate financial and other expertise relevant to the Company's business, as well as geographic location throughout our market area and community service. The goal of this process is to assemble a group of directors with deep, varied experience, sound judgment, personal integrity and commitment to the Company's success. For a discussion of the individual experience and qualifications of our directors, please refer to the section above under caption “Director Qualifications.”

In reviewing the composition of the Board, the directors are also mindful of the requirement that at least a majority of the directors must be independent under NASDAQ criteria for listed companies, and of the requirement under SEC rules and NASDAQ listed company criteria that at least one member of the Audit Committee must have the qualifications and skills necessary to be considered an “audit committee financial expert.”

The process followed by the independent directors to identify and evaluate director candidates includes requests to Board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and, if warranted following preliminary evaluation, interviews of selected candidates.

In deciding to nominate Dawn Bugbee for election to the Company's Board, the independent directors evaluated her business and professional experience, personal attributes and performance and contributions as a Union Bank director and concluded that she meets the criteria for Board membership.

In addition, all nominees for election at the annual meeting who are incumbent directors of the Company were deemed by the independent directors to meet the criteria for Board membership.

During 2016, the independent directors met twice to perform their nominating functions.

Board Leadership Structure and Role in Risk Oversight
The Company currently has a Chairman of the Board separate from the CEO. Our commitment to independent oversight is demonstrated by the fact that, except for President, CEO and Director David Silverman, all of our directors are considered independent. The Board believes that its structure, with a nonemployee Chairman providing leadership, helps to ensure that the Board discharges its independent oversight function by enabling nonemployee directors to raise issues and concerns for Board consideration without immediately involving management. The Chairman presides at meetings of the Board, including executive sessions and also serves as a liaison between the Board and senior management. Separation of the positions of Chairman and CEO permits the CEO to better focus on his management responsibilities and on expanding and strengthening our franchise. While the CEO’s leadership role is respected as to the day-to-day management and operations of the Company and the Bank, the Chairman’s independence provides meaningful and appropriate oversight in fulfilling the fiduciary responsibilities of the Board and representing the interests of the Company’s stockholders.
Risk is inherent in every business, particularly financial institutions. We face a number of risks, including credit risk, interest rate risk, liquidity risk, operational risk, strategic risk and reputation risk. As a one-bank holding company much of our risk management process takes place at the Bank level, where all of the Company's incumbent directors also serve on the Bank's Board, as does nominee Bugbee. Union Bank's enterprise-wide risk management processes are designed to bring to the Board's attention material risks and to facilitate the Board's understanding and evaluation of those risks, as well as its decision-making process in overseeing how management addresses them.

The Board performs its risk oversight function in several ways. The Board establishes standards for risk management by approving policies and procedures that address and mitigate the Company's most material risks. These include policies addressing credit and investment risk, interest rate risk, liquidity risk and risks relating to Bank Secrecy Act/Anti-Money Laundering compliance. The Board also monitors, reviews and reacts to our risks through various reports presented by management, internal and external auditors and bank regulatory examiners.

In addition, Board committees, both at the Bank and Company Board level, provide risk oversight in discrete areas. In particular, at the holding company level the Audit Committee plays a central role in risk oversight of the Company's accounting, auditing and financial reporting practices and its system of internal controls. A description of the Audit Committee's 2015 activities is contained elsewhere in this proxy statement under the caption “AUDIT COMMITTEE REPORT.”

Codes of Ethics

The Board expects all of its directors, officers and employees to maintain the highest standards of professionalism and business ethics. All directors, officers and employees are required to adhere to the Company's Code of Ethics, which is contained in the Union Bank Employee Handbook. In addition, President and CEO David Silverman and Treasurer and CFO Karyn Hale are subject to a separate Code of Ethics for Senior Financial Officers and the Chief Executive Officer. Copies of both Codes of Ethics are posted on the Investor Relations page of the Company's website at www.ublocal.com.

Shareholder Recommendations for Board Nominations

Shareholders of record wishing to recommend individuals to the independent directors for consideration as possible director nominees should submit the following information, in writing, at least ninety days before the annual meeting of shareholders:

•	the name, address and share ownership of the shareholder making the recommendation;

•	the proposed nominee's name, address, biographical information and number of shares beneficially owned (if available); and

•	any other information that the recommending shareholder believes may be pertinent to assist in evaluating the nominee.

The information should be delivered in person to the Assistant Corporate Secretary, Kristy Adams Alfieri, at the main office of Union Bank, 20 Lower Main Street, Morrisville, Vermont, or mailed to: Chairman, Union Bankshares, Inc., P.O. Box 1346, Morrisville, VT 05661. The independent directors will use the same criteria to evaluate an individual recommended by a shareholder as they do other potential nominees. The recommending shareholder will be notified of the action taken on his or her recommendation.

Any beneficial owner of shares who is not a shareholder of record who wishes to recommend a person for consideration as a board nominee must make appropriate arrangements with such owner's nominee (record) holder to submit the recommendation through such nominee.

During the course of evaluating a potential nominee, the independent directors may contact him or her for additional background and other information as they deem advisable, and may choose to interview the potential nominee in an effort to determine his or her qualifications under the specified criteria, as well as his or her understanding of director responsibilities. The independent directors will then determine if they will recommend the nominee to the shareholders. No person will be nominated unless he or she consents in writing to the nomination and to being named in the Company's proxy statement and agrees to serve, if elected.

Attendance at Annual Meeting of Shareholders

The Board of Directors has adopted a policy stating that incumbent directors are expected to attend the annual meeting of shareholders, absent exigent circumstances, such as illness, family emergencies and unavoidable business travel. Last year, all eight of the incumbent directors attended the annual meeting.

Communicating with the Board

Shareholders who wish to do so may communicate in writing with the Board of Directors, its committees, or individual directors regarding matters relating to the Company's business operations, financial condition or corporate governance. Any such communication should be addressed to the Board of Directors, or Board committee or individual director, as applicable, Union Bankshares, Inc., P.O. Box 1346, Morrisville, VT 05661. The correspondence will be forwarded to the addressee for review and response, as appropriate in the circumstances.

Compensation Committee Interlocks and Insider Participation

The Company is not aware of the existence of any interlocking relationships between the senior management of the Company and that of any other company.

Vote Required to Approve Proposal 1

Election of directors is by a plurality of the votes cast.

Unless authority is withheld, proxies solicited hereby will be voted to fix the number of directors at nine and in favor of each of the nine nominees listed above to serve a one year term expiring at the 2017 annual meeting of shareholders, or until their successors are elected and qualify. If for any reason not now known by the Company any of such nominees should not be able to serve, proxies will be voted for a substitute nominee or nominees designated by the Board of Directors, or will be voted to fix the number of directors at fewer than nine and for fewer than nine nominees, as the Board may deem advisable in its discretion.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1.

2015 AUDIT COMMITTEE REPORT

In accordance with its written charter adopted by the Board of Directors ("Board"), the Audit Committee of Union Bankshares, Inc. assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company.

The Audit Committee is comprised of Mr. Bourgeois (Chair), Mr. Sargent and Mr. Sweet. The Board has determined that each member of the Committee satisfies the independence requirements of the NASDAQ listing standards, that each member of the Committee is financially literate, knowledgeable and qualified to review financial statements, and that Mr. Bourgeois has the attributes of an audit committee financial expert as defined by the regulations of the SEC.

In 2015, the Audit Committee appointed Berry, Dunn, McNeil & Parker, LLC. ("BerryDunn"), an independent registered public accounting firm, to perform the audit of our consolidated financial statements for the year ended December 31, 2015. BerryDunn was also appointed to audit our controls over financial reporting as of December 31, 2015. The appointment was ratified by the Board and the shareholders.

The Audit Committee has reviewed and discussed both with management and with BerryDunn, the Company's audited consolidated financial statements as of and for the year ended December 31, 2015. The Audit Committee has also discussed with management its assertion on the design and effectiveness of the Company's internal control over financial reporting as of December 31, 2015. Management has the responsibility for the preparation of the Company’s consolidated financial statements and for assessing the effectiveness of internal controls over financial reporting; the independent registered public accounting firm has the responsibility for the audit of the consolidated financial statements and for expressing an opinion on whether such financial statements are in conformity with generally accepted accounting principles in the United States of America. The independent registered public accounting firm reports directly to the Audit Committee, which meets with the independent auditors on a regular basis, in separate executive sessions when appropriate. In 2015, the Audit Committee met seven times.

The Audit Committee has also discussed with the independent auditors the matters required to be communicated to the Audit Committee in accordance with generally accepted audit standards, including the auditors’ judgment regarding the quality as well as the acceptability of the Company’s accounting principles, as applied in its financial reporting. The Audit Committee has received and reviewed the written disclosures from the independent auditors required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence, and has discussed with the independent auditors their independence from the Company and its management. The Committee has determined that the services performed by BerryDunn are compatible with maintaining that firm’s independence in connection with serving as the Company’s independent auditors.

Relying on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2015 for filing with the SEC.

Submitted by the Union Bankshares, Inc. Audit Committee
Steven J. Bourgeois (Chair)
Timothy W. Sargent
Schuyler W. Sweet

EXECUTIVE OFFICERS

The following table sets forth certain information regarding the Company's current executive officers:

Name and Age	Position(s) with the Company and Subsidiary

David S. Silverman, 55	President, CEO and a Director of the Company and Union Morrisville, VT

Karyn J. Hale, 46	Vice President, Treasurer, and Chief Financial Officer of the Company and Senior Vice President of Union Bank Morrisville, VT

Jeffrey G. Coslett, 58	Vice President of the Company and Senior Vice President of Union Bank Morrisville, VT

Additional information about the business background, experience and qualifications of Ms. Hale and Mr. Coslett is set forth below, and such information pertaining to Mr. Silverman is contained elsewhere in this proxy statement under the caption “PROPOSAL 1: TO ELECT DIRECTORS - Director Qualifications.”

Karyn Hale joined Union Bank in November 2005 as a project specialist and moved into the role of Finance Officer in early 2008 until she assumed the role as Chief Financial Officer and Treasurer of the Company and Union on April 1, 2014 and became a Senior Vice President of Union on May 21, 2014. Ms. Hale's responsibilities include oversight of accounting, internal controls, treasury, taxation, regulatory reporting, asset/liability management, audit/exam processes, shareholder relations and serving on the senior management team. Prior to joining the Company and Union, Ms. Hale worked in public accounting with A. M. Peisch & Company for twelve years. She graduated from St. Michael's College with a Bachelors of Science degree in Accounting, and is a Certified Public Accountant. Her membership affiliations include the American Institute of Certified Public Accountants, the Vermont Society of CPAs, and the Financial Managers Society.

Jeffrey Coslett was named Vice President of the Company on May 15, 2013 and has served as Senior Vice President - Human Resources and Branch Administration Officer of Union Bank since 2008. He joined Union Bank in 2003 as the Human Resources Officer. Prior to that, Mr. Coslett was with Bank of Lancaster County (PA) as a Branch Manager and Loan Officer, an Agricultural Loan Officer in the Farm Credit System, and as Operations Officer with Family Service of Lancaster, PA, a social service agency.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee (the “Committee”) of the Board of Directors of Union Bankshares, Inc. (the “Company”) is made up of four nonemployee directors. Schuyler W. Sweet (Chair), John H. Steel, Cornelius (Neil) J. Van Dyke and John M. Goodrich, each served on the Committee throughout 2015. Each of the members of the Committee was determined by the Board to be independent within the meaning of applicable listing standards of the NASDAQ Stock Market, taking into consideration all relevant factors under applicable NASDAQ rules, including compensation earned by Committee members in fulfilling their duties, any other fees paid by the Company to the Committee members, any other affiliation with the Company or subsidiary, and all other factors specifically relevant to determining whether a Committee member has a relationship to the Company which is material to his ability to be independent from management in discharging the duties of a Committee member.

This Compensation Discussion and Analysis discusses the compensation awarded to, earned by or paid to the Company’s named executive officers (the “NEOs”) listed in the 2015 Summary Compensation Table elsewhere in this proxy statement under the caption “EXECUTIVE COMPENSATION,” the objectives of our executive compensation program for 2015 (including certain elements for 2016), what the compensation program is designed to reward, a description of each element of compensation, why the Company has chosen to pay each element, how the amount of each element was determined, how each element fits into the overall compensation objectives, and how the most recent shareholder advisory “say-on-pay” vote affected our executive compensation decision-making. For 2015, the Company’s NEOs were: David S. Silverman, President and CEO; Karyn J. Hale, Chief Financial Officer; and Jeffrey G. Coslett, Vice President.

Executive Summary

Performance Summary

Our results in 2015 were very strong in comparison to prior years and in comparison with our peers in New England. The following summarizes the Company’s key performance highlights for the year:

•	Record earnings for 2015 of $7.9 million, a 2.4% increase from 2014

•	Net loan growth of $20.7 million, a 4.3% increase from 2014

•	Deposit growth of $8.3 million, a 1.5% increase from 2014

•	Total capital increase of $2.8 million, a 5.5% increase from 2014

•	Continuing to exceed regulatory guidelines for being well capitalized, with a total risk based capital ratio of 13.42% at December 31, 2015 versus the guideline of 10.0%.

We have been able to achieve these results despite the continuation of slow economic growth throughout parts of our market area, a continued low interest rate environment affecting net interest margin, cautious consumer confidence, and only sporadic improvement in the local housing market.

Creation of Shareholder Value

The following highlights our key achievements in creating shareholder value:

•	One-year cumulative total shareholder return (increase in market value of our common stock, assuming reinvestment of dividends) (TSR) of 22.7%, three-year TSR of 62.6% and five-year TSR of 93.6%

•	Increase in book value per common share of 5.5% from December 31, 2014 to December 31, 2015

•	Earnings per common share of $1.77 for 2015

•	Increase in dividends paid per common share from $1.04 in 2014 to $1.08 in 2015

•	Maintaining a dividend payout ratio of 61.0%.

2015 Compensation Objectives

We develop our total executive compensation package with the purpose of attracting, retaining and motivating talented members of senior management to help us achieve the Company’s business goals and objectives. Ultimately our compensation programs are designed to achieve the following objectives: provide a competitive total compensation and benefits package; reward superior performance while appropriately balancing short and long-term performance and incentives consistent with prudent risk management goals and practices; and align management interests with those to the Company’s shareholders, with the ultimate goal of enhancing overall shareholder value. To achieve these objectives, the Compensation Committee regularly reviews and modifies our compensation and incentive programs to ensure they align with these core objectives. We assess our program from the perspective of our shareholders and regulators, considering best practices and making changes as appropriate.

Highlights of Compensation Program and 2015 Results:

•	Our NEOs received base salary increases in 2015 ranging between 3.0% - 9.1%.

•
For 2015, our NEOs earned annual cash incentives ranging between 8.7% and 21.7% of base salary based upon attaining in aggregate above budgeted (target) performance for the year. Overall, each NEO’s earned incentive was 108.8% of the target opportunity. These cash incentives were paid in February 2016.

•
In March 2015, the Company’s Board approved contingent awards of restricted stock units (RSUs) for the three NEOs under the 2014 Equity Incentive Plan, subject to certain conditions, including performance and time-based vesting conditions. The target awards ranged from 10% to 15% of base salary. Actual awards ranged from 12.5% to 18.8% of base salary, subject to time vesting conditions in future years, as designated by the terms of the 2015 Equity Award Summary.

Our Executive Compensation Program

Compensation Philosophy

Our compensation program and philosophy for executive officers was developed by the Compensation Committee and is subject to annual review and approval by our Board of Directors, most recently in March 2016. The objectives of our executive compensation program are to:

•	attract, retain and motivate talented members of senior management;

•	provide a competitive total compensation and benefits package;

•	reward superior performance, while appropriately balancing short and long-term performance and incentives, consistent with prudent risk management goals and practices; and

•	align management interests with those of the Company’s shareholders, with the ultimate goal of enhancing overall shareholder value.

To meet our executive compensation objectives, our program is designed to provide the following:

•	base salary - pay commensurate with executive position, skill and responsibility (fixed compensation);

•	short-term incentives - reward for achievement of annual goals/results (variable compensation);

•	long-term incentives (including equity-based awards) - reward for long-term sustained performance and shareholder value creation; and

•	executive benefits - promote health and well-being and financial security for our executives.

The Compensation Committee strives to ensure our executive compensation program is designed to appropriately balance risk by utilizing short and long-term performance and incentives, consistent with prudent risk management goals and practices.

The Compensation Committee will continue to review, evaluate, and revise the compensation philosophy as appropriate to meet its desired objectives and adhere to emerging regulations as well as industry best practices.

Our short term incentive performance plan is designed to:

•	recognize and reward achievement of our annual business goals;

•	motivate and reward superior performance;

•	attract and retain key talent needed to grow Union;

•	be competitive with market; and

•	ensure incentives are appropriately risk-balanced (i.e. do not unintentionally motivate inappropriate risk taking).

Our long-term incentive plan strategy and equity grant allocation guidelines for key executives are based upon the individual officer’s role and our desired total compensation philosophy. The objectives of our long-term incentive plan are to:

•	align the interests of our executives with those of our shareholders;

•	increase our executives’ Company stock ownership/holdings;

•	ensure sound risk management by providing a balanced view of performance and aligning rewards with the time horizon of risk;

•	position Union’s total compensation for our officers to be competitive with market for meeting performance goals;

•	motivate and reward long-term sustained performance; and

•	enable us to attract and retain the talent needed to drive our continued success.

Executive Compensation Mix

We strive to provide a total compensation package that is competitive with market practice, including awards of variable compensation that appropriately recognize Company and individual performance. In the aggregate, we believe our total compensation program provides the appropriate balance that enables us to ensure proper pay-performance alignment and reduces the potential that our compensation program might encourage inappropriate risk taking.

The objective is to pay competitive (i.e. market median) compensation for achieving performance goals consistent with our business goals and relative to the performance of industry peers. Actual compensation should exceed market, defined as 50th percentile of comparable banks, when superior performance is achieved, and be lower than market when performance falls below expectations.

The charts below summarize our 2015 total direct compensation mix for the CEO and for our other two NEOs for 2015 as a group. The charts illustrate the mix of pay expressed as a percentage of total direct compensation (base salary plus short-term incentives plus long-term incentives).

2015 Total Compensation Mix

Inputs to Compensation Committee Decision Making

Role of the Compensation Consultant

The Compensation Committee has the sole authority to retain and terminate a compensation consultant and to approve the consultant’s fees and all other terms of the engagement. The Compensation Committee has direct access to outside advisors and consultants throughout the year as they relate to executive compensation. The Compensation Committee has direct access to and meets periodically with the compensation consultant independently of management.

During 2015, the Compensation Committee retained the services of Pearl Meyer & Partners, LLC (“Pearl Meyer”), an independent outside consulting firm specializing in executive and Board compensation, to assist the Committee. Pearl Meyer reports directly to the Compensation Committee and carries out its responsibilities to the Compensation Committee in coordination with both the CEO and the Human Resources Officer. As discussed below, services provided in 2015 by Pearl Meyer consisted of providing a comprehensive assessment of the competitiveness and effectiveness of the Company’s executive total compensation program. Pearl Meyer then provided its recommendations based on the analysis they conducted.

The Compensation Committee regularly reviews the services provided by its outside consultants and believes that Pearl Meyer is independent in providing executive compensation consulting services. The Committee conducted a specific review of its relationship with Pearl Meyer in 2015, and determined that Pearl Meyer’s work for the Committee did not raise any conflicts of interest. In making this determination, the Compensation Committee noted that during 2015:

•
Pearl Meyer did not provide any services to us or our management other than services to the Compensation Committee and its services were limited to executive and director compensation advisory services;

•	Fees paid by the Company and Union were less than 1% of Pearl Meyer’s total revenue for FY 2015;

•	Pearl Meyer maintains a Conflicts Policy to prevent a conflict of interest or any other independence issues;

•	None of the Pearl Meyer consultants had any business or personal relationship with Committee members outside of the engagement;

•	None of the Pearl Meyer consultants had any business or personal relationship with executive officers of the Company outside of the engagement; and

•	None of the Pearl Meyer consultants maintains any direct individual position in the Company’s common stock.

The Compensation Committee continues to monitor the independence of Pearl Meyer and its other compensation advisers on a periodic basis.

Role of Management

Although the Compensation Committee makes independent recommendations to the Board of Directors on all matters related to compensation of the NEOs, certain members of management are requested to attend and provide input to the Compensation Committee throughout the year. Input may be sought from the CEO, CFO, Human Resources Officer and others as needed to ensure the Compensation Committee has the information and perspective it needs to carry out its duties.

The Compensation Committee meets with the CEO each year to discuss his performance and compensation package, but the Compensation Committee’s recommendations for the CEO compensation package are subject to the approval of the Board and the CEO does not participate in the Board deliberations or vote on his own compensation. For the other executives the Compensation Committee considers recommendations from the CEO to determine and approve compensation packages, as reported to the Board.

Annual Performance Evaluations

CEO: The Compensation Committee evaluates the performance of the CEO annually in the following seven categories:

1.	Strategy and Vision - How well the CEO conveys the Company’s vision and develops a clear guide for current and future courses of action.

2.	Leadership - How well the CEO motivates and energizes employees to implement the business strategy and achieve the Company’s vision.

3.	Innovation/Technology - Providing a vision for the development of new/better products and services.

4.	Operating Metrics - How well the Company is meeting its current financial objectives.

5.	Risk Management - Adequately managing risk and receiving satisfactory regulatory reviews.

6.	People Management - To what extent the CEO takes steps to improve and expand the capabilities of senior managers.

7.	External Relationships - How well the CEO interacts with shareholders, the Board, customers, regulators, media and other stakeholders.

Other NEOs: The CEO evaluates the performance of our other executive officers annually. Each executive officer’s annual performance review serves as the basis for adjustments to his or her base salary. Individual performance evaluations are tied closely to achievement of short-term and long-term business goals and objectives, individual initiative, team-building skills, level of responsibility and corporate performance.

The CEO makes annual recommendations to the Compensation Committee for changes to executive officer salaries (other than his own) for the following year. These recommendations are based on individual performance within their respective areas of expertise, the CEO’s assessment of their contributions to our earnings and growth during the year, as well as their management style and effectiveness in relation to our customers, shareholders, employees, fellow executive officers, Board and committee members and the community. The Compensation Committee reviews these recommendations and makes its final recommendations to our Board of Directors. Decisions regarding compensation for executive officers, including that of the CEO, are approved by our Board of Directors based on the recommendations from the Compensation Committee.

Benchmarking

The Compensation Committee typically engages a compensation consultant (Pearl Meyer in 2015 and previously in 2013 and 2011) to conduct a competitive review of our executive compensation program every two years. A primary data source used in setting market-competitive guidelines for the executive officers is the information publicly disclosed by a peer group of other publicly traded banks and thrifts. Our peer group is developed jointly by the Compensation Committee and Pearl Meyer using objective parameters that reflect bank holding companies of similar asset size, performance and geographic region.

When developing the peer group, Pearl Meyer includes financial institutions ranging from approximately one-half to two times our asset size that are located in the New England and New York region of the United States (excluding Boston and the New York City metro areas). The peer group is also designed to position us at approximately the 50th percentile in regards to assets.

Pearl Meyer conducted a competitive review of our executive compensation programs in 2015 and at that time, a peer group was developed and approved by the Compensation Committee. This peer group was used to make decisions related to adjustments in executive compensation during 2015 and 2016 compensation decisions.

The following banking organizations constituted our peer group for decisions related to executive compensation made by the Compensation Committee and Board for 2015:

First Bancorp, Inc.	Community Bancorp
Bar Harbor Bankshares	Pathfinder Bancorp, Inc.
Westfield Financial, Inc.	Elmira Savings Bank
Salisbury Bancorp, Inc.	Wellesley Bancorp, Inc.
Evans Bancorp, Inc.	Lake Shore Bancorp, Inc. (MHC)
Northeast Bancorp	Jeffersonville Bancorp
Green County Bancorp, IN. (MHC)

Pearl Meyer’s review encompassed an assessment of Union’s executive compensation compared to market through the use of proprietary survey information along with proxy data from the peer group. Recommendations were made for total compensation opportunity guidelines, including base salary, annual incentive and long-term equity incentive targets.

Information from the competitive analysis is used by the consultant to provide market-competitive guidelines that support our total compensation philosophy. Guidelines for base salary, short and long-term incentive targets and estimated total direct compensation are provided with suggested ranges for performance. This allows the Compensation Committee to see the potential pay, and range of pay, for each executive role. These guidelines provided a useful framework for consideration by the Compensation Committee in setting cash and non-cash compensation levels.

Key findings from the 2015 Pearl Meyer compensation analysis included a determination that base salaries were in general positioned competitively with the market, although some variations were noted. Total cash compensation (the combination of base salary and annual incentive compensation) was found in some cases to be lagging the market. Total direct compensation, which includes total cash compensation and long-term equity incentive compensation, was not analyzed in this review because the compensation data under analysis was for 2014, prior to implementation of the shareholder-approved 2014 Equity Incentive Plan, which is described below. Future compensation studies will incorporate the long-term equity component. Development of the 2014 Equity Incentive Plan was a result of the 2013 compensation analysis conducted by Pearl Meyer, which suggested that, consistent with peer group practices, the Company’s executive compensation program should include an equity-based component. The 2015 compensation analysis validated the actions taken by the Compensation Committee to implement a long-term equity incentive plan.

Risk Oversight of Compensation Programs

We believe that our compensation program is structured to encourage executive performance in a manner consistent with prudent risk management. Among the factors in our executive compensation program that support our enterprise risk management goals are the following:

•
The Company’s only operating subsidiary, Union Bank, is subject to regulation and supervision by the Federal Deposit Insurance Corporation and the Commissioner of the Vermont Department of Financial Regulation; and as such, adheres to defined risk guidelines, practices and controls to ensure the safety and soundness of the organization.

•
Management of Union conducts regular reviews of our business processes to ensure we adhere to appropriate regulatory guidelines and practices. These practices are monitored and supplemented by our internal audit function, as well as our external auditors.

•
Our incentive plan provides a maximum cap on payment and does not have highly leveraged payout curves and steep payout cliffs at specific performance levels that could encourage short-term actions to meet payout thresholds.

•	Our short and long term incentive plans are subject to clawbacks in the event of accounting restatement due to fraud or misconduct or in the event of material violations of our code of ethics.

•	A balanced mix of fixed and variable compensation is utilized.

•	The Company’s Board has the discretion to make positive or negative adjustments as they deem advisable based on business environment and market conditions.

Components of Executive Compensation and 2015 Decisions

Our compensation program for all executive officers, including the CEO, consists of four key components, which are reviewed regularly by the Committee:

•	Base Salary;

•	Short-term Incentive;

•	Long-Term Incentive (including equity-based incentive awards); and

•	Executive Benefits.

As in prior years, during 2015 we provided a Company-owned vehicle for our CEO, an annual benefit valued at less than $10,000, but provided no other perquisites of any kind to any of our executive officers.

The executive officers are not covered by employment agreements and hence are considered employees at will. They are not entitled to any severance benefits upon termination of employment, except for a termination that is preceded within a specified period by a change-in-control of the Company or Union, as described below under the captions “ - Change in Control Agreements” and “EXECUTIVE COMPENSATION - Potential Payments upon Change in Control.”

The following section summarizes the role of each component of our compensation package, how decisions are made and the resulting 2015 decision process as it relates to the NEOs.

Base Salary

We believe the purpose of base salary is to provide competitive and fair base compensation that recognizes the executives’ role, responsibilities, experience and performance. Base salary represents fixed compensation that is targeted to be competitive with our peer group.

Typically, the Compensation Committee reviews and sets base pay for each executive in January of each year following the performance evaluation process. Competitive markets for similar roles are considered, as well as each individual’s experience, performance and contributions.

In January 2015, the Compensation Committee recommended and the Board approved the following 2015 base salary adjustments for NEOs that were intended to recognize each executive’s contribution and performance, as well as the factors referred to in the preceding paragraph, and if needed, bring salaries more in line with market:

Name	Title	2014 Base Salary	2015 Base Salary	Percent Increase in 2015	2016 Base Salary	Percent Increase in 2016
David S. Silverman	President and CEO	$275,000	$286,000	4.00%	$315,000	5.00%
Karyn J. Hale	SVP, CFO and Treasurer	$100,310	$123,600	3.00%	$133,600	8.09%
Jeffrey G. Coslett	SVP, Human Resources and Branch Administration	$119,140	$124,000	4.08%	$130,000	4.84%

The executive compensation objective set by the Compensation Committee is to pay competitive (i.e. market median) compensation for achieving goals consistent with the Company’s business goals and relative to industry peers. When the 2015 Pearl Meyer executive compensation review was conducted, 2014 salary information was utilized but indexed upward to reflect estimated industry average salary increases for 2015. As such, the CEO’s base salary was determined to be at approximately the 30th percentile of the peer group. The Committee has recommended that the CEO’s salary be increased over time to be closer to the market median. As such, in November 2015 the Compensation Committee recommended and the Board approved a retroactive base salary adjustment for Mr. Silverman to an annualized amount of $300,000, a 9.1% increase from his 2014 annual base salary. This action was taken to better align Mr. Silverman’s salary to the median for the peer group utilized by Pearl Meyer and was reflective of Union’s continued strong financial performance. Base salary for the other NEOs, as reported in the 2015 Pearl Meyer executive compensation review, reflecting similar market analysis adjustments as that for the CEO and were in the 25th to 45th percentile of the peer group.

Short-term Incentive

Annually, the Board on a discretionary basis, may choose to offer incentive compensation under the Union Bank Short Term Incentive Performance Plan (the “STIPP”) by establishing annual performance and award targets for a designated performance period, which has generally been the calendar year. In February 2015, upon recommendation of the Compensation Committee, the Board adopted the 2015 performance criteria and bonus opportunities under the STIPP, following the general pattern and timing of adoption of STIPP performance measures and bonus opportunities for the 2014 and 2013 annual performance periods. However, a change was made to the 2015 STIPP from previous years to reduce the weighting for net income from 30% to 25% and to increase the weighting of loan growth from 15% to 20%. Participants are designated each year by the Union Board, upon recommendation of the Compensation Committee. All three of the NEOs were designated as participants for 2015, 2014 and 2013, and have been so designated for 2016.

In February 2016, the Union Board adopted annual performance and award targets under the STIPP for 2016. Financial results utilized in establishing performance targets and calculating awards are based on performance of Union Bank only, not the consolidated results of the Company. Awards (if any) are paid in cash within two and one-half months after the end of the calendar year. The 2015 awards were paid in February 2016 for the account of Mr. Silverman, Ms. Hale and Mr. Coslett, the 2014 awards were paid in February 2015 for the account of Mr. Silverman, Ms. Hale and Mr. Coslett, and the 2013 awards were paid in March 2014 for the account of Mr. Silverman and Mr. Coslett, all of which are included in the 2015 Summary Compensation Table under "Non-equity Incentive Plan Compensation" for the year earned. Participants do not have a vested right in any award prior to payout.

The objective of our STIPP is to recognize and reward achievement of Union’s annual business goals, motivate and reward superior performance, attract and retain key talent needed to grow the franchise, be competitive within our market, and ensure incentives are appropriately risk-balanced. Rewards under this Plan represent compensation that must be earned based upon performance by the Company’s subsidiary, Union Bank.

Our proposed performance goals for the incentive plan are based on budget projections and typically presented by the CEO to the Compensation Committee during the first quarter of the year. Once the Compensation Committee finalizes and preliminarily approves the performance goals, the goals are presented to the Board of Directors for final approval. The following details the framework of the 2015 STIPP:

Incentive Opportunity: Each participant had a target award (expressed as a percentage of earned base salary during the fiscal year) and range that defined the incentive opportunity. The CEO’s target for 2015 was 20.0% of base salary and the target for all other executive officers was 8.0% of base salary. Actual awards vary based on actual performance during the year and range from 0% of target (not achieving threshold performance for a goal) to 150% of target for meeting or exceeding stretch performance. The target incentive opportunity for the CEO was increased by the Union Board from 12% of base salary to 20% of base salary for 2015 following a recommendation from the Compensation Committee after reviewing the results of the 2015 Pearl Meyer compensation study. The target incentive opportunities for the other two NEOs remained at 8% of base salary for 2015 but have been increased to 12% of base salary for 2016.

Performance Measures: The Committee and Board believe that the 2015 performance measures are aligned with our strategy and business plan. In order for the 2015 STIPP to activate, attainment of 90% of budgeted 2015 annual net income of Union was required. Additionally, each eligible participant, including the NEOs, needed to achieve in aggregate a rating of “fully meets expectations” for their most recent annual performance evaluation. The awards for all NEOs were based upon achieving targets (on a Bank-only basis) with respect to our return on average assets, net income, efficiency ratio, loan growth (excluding municipal loans) and loan quality (defined as loan charge-offs plus net other real estate owned write downs plus (gain) or loss on sale of other real estate owned and other assets owned, less loan recoveries). Minimum (threshold) and maximum (stretch) levels of performance were defined for the 2015 STIPP and are summarized in the table below. No awards are paid for performance below threshold for a particular performance measure. Actual payouts for each performance goal are based upon final performance between threshold and stretch levels and are awarded on a five step basis from threshold (50% payout), Lower Mid (75% payout), Target (100% payout), Upper Mid (125% payout) and Stretch (150% payout). The Compensation Committee may recommend and the Board has the discretion to make positive or negative adjustments to any payouts as they deem advisable to reflect the business environment and market conditions.

The 2015 performance measures for Mr. Silverman, Ms. Hale and Mr. Coslett were as follows:

Performance Measure	Weighting	Threshold (Minimum) Goal Funds 50% of target award	Target Goal Funds 100% of target award	Stretch (Maximum) Goal Funds 150% of target award
Return on Average Assets (ROAA)	25%	1.15%	1.28%	1.41%
Net Income (dollars in thousands)	25%	$7,050	$7,834	$8,617
Efficiency Ratio*	15%	69.46%	67.46%	63.46%
Loan Growth (dollars in thousands)	20%	$7,794	$12,255	$21,165
Loan Quality (dollars in thousands)	15%	$625	$500	$375
____________________

*	The ratio of noninterest expense to tax equivalent net interest income and noninterest income, excluding securities gains and losses.

At the end of the calendar (fiscal) year, the Compensation Committee assesses Union’s performance relative to each of the performance measures and determines the awards based upon the extent to which each goal has been attained. The Compensation Committee retains the discretion to recommend to the Board modification of executives’ incentive payouts based on significant individual performance or Union performance shortfalls. Our Board of Directors has the discretion to determine the amount and manner of executive incentive payments and to make such adjustments as they deem appropriate. No such adjustments were made in 2015.

2015 Performance Results: The following table summarizes the 2015 performance results and the associated payouts (as a percent of target opportunity for each predefined performance measure) for Mr. Silverman, Ms. Hale and Mr. Coslett:

Performance Measure	Weighting	2015 Target Goal	2015 Union Actual Result	Payout Allocation (0-150% of target opportunity)
ROAA	25%	1.28%	1.31%	100%
Net Income (dollars in thousands)	25%	$7,834	$8,138	100%
Efficiency Ratio	15%	67.46%	67.56%	75%
Loan Growth (dollars in thousands)	20%	$12,255	$19,999	125%
Loan Quality (dollars in thousands)	15%	$500	$64.4	150%
			TOTAL	108.8% of Target
				Incentive Opportunity

Based upon the actual performance results summarized above, the table below summarizes the actual incentive payouts (as dollar amount and percent of base salary) for each of the NEOs.

		2015 Annual Incentive Target Opportunity		2015 Annual Incentive Actual Awards
Executive	Title	Amount	% of Base Salary	Amount	% of Base Salary*
David S. Silverman	President and CEO	$59,509	20%	$64,716	21.70%
Karyn J. Hale	SVP, CFO and Treasurer	$9,877	8%	$10,741	8.70%
Jeffrey G. Coslett	SVP, Human Resources and Branch Administration	$9,905	8%	$10,772	8.70%
____________________

*
For 2015, base salary was defined under the 2015 STIPP as earnings from the effective payroll dates of January 2, 2015 through December 18, 2015, due to there being 27 effective pay periods in 2015. As such, actual base earnings for Mr. Silverman were $297,546, for Ms. Hale were $123,461, and for Mr. Coslett were $123,813.

2016 Plan Design: In February, 2016, the Board, upon recommendation of the Compensation Committee, approved the annual performance goals and incentive opportunities under the STIPP (2016 STIPP). The plan design for the 2016 STIPP has been modified in the following ways from the 2015 STIPP: the ROAA metric has been changed from an absolute measure of Union’s performance to a relative measure compared to a peer group of New England banks and thrifts between $300 million and $1 billion in assets; and a deposit growth metric has been added. Additionally, the weightings of the loan quality and efficiency ratio goals each have been reduced from 15% to 10% and a deposit growth goal has been added, with a weighting of 10%. The definitions for the net income, loan growth, loan quality and efficiency ratio measures remain unchanged for 2016 from 2015. The possible payouts under the 2016 STIPP range from 0% to 150% of these target awards based upon Union’s performance. In order for the 2016 STIPP to activate, attainment of 90% of budgeted 2016 annual net income of Union is required. Additionally, in order to be eligible to receive an award a participant, including the NEOs, is expected to maintain a rating of “fully meets expectations” for his or her most recent annual performance evaluation as of the end of 2016. The awards for the NEOs, including the CEO, will be based upon actual achievement of performance results compared to target (budgeted) performance levels with respect to Union’s return on average assets relative to the defined peer group, net income, efficiency ratio, deposit growth, loan growth and loan quality. The Compensation Committee may recommend and the Board reserves the right to adjust any payouts as they deem advisable to reflect the business environment and market conditions.

Long-Term Equity Incentive
The Company's current stock-based compensation plan is the Union Bankshares, Inc. 2014 Equity Incentive Plan (the “2014 Equity Plan”). This Plan replaced the 2008 Incentive Stock Option Plan (the “2008 ISO Plan”) and was approved by the shareholders in 2014. The primary purpose of the 2014 Equity Plan is to link senior management compensation more closely to corporate performance and increases in shareholder value, and to assist the Company in attracting, retaining and motivating executive management. Eligible participants consist of only nonemployee directors, executive officers and other key employees of the Company or Union who are in a position to contribute significantly to profitability and who are recommended by the Compensation Committee, which administers the 2014 Equity Plan, and approved by the Company’s Board.

Like the predecessor 2008 ISO Plan, the 2014 Equity Plan provides for grants of incentive stock options to eligible officers. However, unlike the 2008 ISO Plan, the 2014 Equity Plan also allows for granting of nonqualified options, restricted stock and restricted stock units to eligible officers and nonemployee directors of the Company and of Union. The total number of shares of the Company's common stock that may be awarded under the 2014 Equity Plan is 50,000, subject to standard anti-dilution adjustments in the case of stock dividends, stock splits, recapitalization and similar changes in the Company's capitalization. As of December 31, 2015, 40,892 shares remained available for future equity awards under the 2014 Equity Plan.

In March, 2015, the Compensation Committee recommended and the Board approved the terms of contingent equity compensation awards under the 2014 Equity Plan to seven Union senior officers including the three NEOs. The terms and conditions of the 2015 contingent awards, which include a threshold regulatory rating condition for Union as well as individual and Union performance metrics and time-based vesting conditions, are described in the 2015 Equity Award Summary approved by the Company Board. During 2015, Union met the threshold trigger for 2015 awards of achieving satisfactory results from its most recent safety and soundness regulatory examination. Additionally, each of the participants, including the three NEOs, achieved the required performance evaluation rating during 2015 of “fully meeting expectations.”

Under the 2015 Equity Award Summary, designated executives, including the three NEOs, received contingent awards in the form of Restricted Stock Units (RSUs), to be settled solely in shares of the Company’s common stock upon satisfaction of vesting conditions. Subject to satisfaction of the plan and individual triggers (which as noted above had been satisfied as of December 31, 2015), 50% of the RSU’s awarded were in the form of Time-Based Restricted Stock Units (TBRSUs), which will vest over three years, approximately one-third per year on the anniversary of the Earned Date (as defined); and 50% of the RSU’s awarded were in the form of Performance-Based Restricted Stock Units (PBRSUs), which are subject to both performance and time based vesting conditions. The size of the contingent TBRSU and PBRSU awards for 2015 was initially expressed in dollars as a target goal based on a percentage of the executive’s salary at which the award would be funded at 100%. However, depending on Union’s 2015 performance results, the actual size of the PBRSU portion of the award could be greater or lesser than the target level, and could range from 0% for not attaining the threshold goal to 150% for meeting or exceeding the stretch goal, as described below. Provided that the specified performance goals were met, PBRSUs vest at one-half per year on the anniversary of the Earned Date (as defined).

The Earned Date under the 2015 Equity Award Summary for TBRSUs and PBRSUs was December 31, 2015. The actual number of common shares underlying the RSU awards for 2015 was determined by dividing the dollar value of the award by the closing price of the Company’s common stock on December 31, 2015, as reported on the NASDAQ Stock Market, with fractional shares rounded up to the next whole share. Prior to vesting, TBRSUs and PBRSUs do not earn dividends or dividend equivalents, nor do they bear any voting rights. The Compensation Committee and the Board chose to award RSUs since this type of equity grant helps to create an ownership focus and alignment with shareholders while also serving as a powerful retention feature for our top executives.

Incentive Opportunity: The CEO’s aggregate TBRSU and PBRSU target award opportunity for 2015 RSUs was 15% of base salary and the other executive officers’ target opportunity was 10% of base salary, with 50% allocated to TBRSUs and 50% to PBRSUs. So long as Union attained the plan trigger and individual performance ratings were met, TBRSU awards of 7.5% of base salary for the CEO and 5.0% for the other NEOs would be earned, with vesting of one-third of the TBRSU award on the first, second and third anniversaries of the Earned Date. Additionally, the target awards for PBRSUs of 7.5% of base salary for the CEO and 5.0% for the other NEOs would be granted only if performance conditions at the target level were satisfied, with the actual PBRSU award ranging from 0% for not achieving the threshold performance goal, to 11.25% for the CEO and 7.5% for the other NEOs for meeting or exceeding the stretch performance goal, and with vesting of one-half of the PBRSU award on the first and second anniversaries of the Earned Date.

Performance Measure: The measurement criteria for PBRSUs has been established to be relative three-year average ROAA (on a bank-only basis) to a peer group of New England banks and thrifts with assets from $300 million to $1 billion, as reported by SNL Financial LLC. Union and peer group data used for the 2015 Equity Award Summary were as of December 31, 2015, 2014 and 2013.

The 2015 PBRSU performance measure for Mr. Silverman, Ms. Hale and Mr. Coslett was as follows:

Performance Measure	Percentage of Total RSUs awarded	Threshold (Minimum) Goal Funds 50% of target award	Target Goal Funds 100% of target award	Stretch (Maximum) Goal Funds 150% of target award
Relative ROAA	50%	1.00%	95th Percentile	98th Percentile

In order for eligible executives to be awarded PBRSUs, Union had to attain a minimum ROAA of 1.00% for 2015. The target goal would be attained if Union’s three-year ROAA was at the 95th percentile of all banks and thrifts in the peer group. The stretch goal would be attained if Union’s three-year ROAA was at or above the 98th percentile of the peer group.

2015 Performance Results: The following table summarizes Union’s actual 2015 results versus the peer group, for the purpose of awarding PBRSUs to Mr. Silverman, Ms. Hale and Mr. Coslett:

Performance Measure	2015 Target Goal	2015 Union Actual Results	Payout Allocation (0-150% of target opportunity)
Relative ROAA	95th Percentile	100th Percentile	150%

The table below summarizes the target opportunity and the actual 2015 equity incentive awards based upon the actual performance results (exceeding stretch) for each of the NEOs expressed as a dollar amount and percentage of base salary:

		2015 Equity Incentive Target Opportunity		2015 Equity Incentive Actual Awards*
Executive	Title	Amount**	% of Base Salary***	Amount	% of Base Salary***
David S. Silverman	President and CEO	$42,917	15%	$55,820	18.8%
Karyn J. Hale	SVP, CFO and Treasurer	$12,368	10%	$15,434	12.5%
Jeffrey G. Coslett	SVP, Human Resources and Branch Administration	$12,419	10%	$15,490	12.5%
____________________

*	All 2015 equity incentive awards are subject to time based vesting conditions and other plan provisions in future years.

**
Represents the dollar amount of contingent awards of restricted stock units (RSUs) granted under the terms of the 2015 Equity Award Summary, assuming achievement of target-level performance in 2015, disregarding the effect of potential forfeitures, and based on plan provisions for rounding up to the next whole share and on the closing price of $25.50 per share of the Company’s common stock on the date of the grant (March 18, 2015) as reported on the NASDAQ Stock Market.

***
For 2015, base salary was defined under the 2015 Equity Award Summary as earnings from the effective payroll dates of January 2, 2015 through December 18, 2015, due to there being 27 effective pay periods in 2015. At the time contingent equity grants were awarded, estimated annual base earnings for Mr. Silverman were $286,000, for Ms. Hale were $123,600 and for Mr. Coslett were $124,000. Actual 2015 base earnings for Mr. Silverman were $297,546, for Ms. Hale were $123,461, and for Mr. Coslett were $123,813.

Under the provisions of the 2015 Equity Award Summary and based on a closing price of $27.91 per share for the Company’s common stock on December 31, 2015 as reported on the NASDAQ Stock Market, Mr. Silverman was awarded RSUs with respect to 2,000 shares of the Company’s common stock, 1,200 of which are PBRSUs and 800 of which are TBRSUs. Ms. Hale was awarded RSUs with respect to 553 shares, 332 of which are PBRSUs and 221 of which are TBRSUs. Mr. Coslett was awarded RSUs with respect to 555 shares, 333 of which are PSRSUs and 222 of which are TBRSUs. The number of PBRSUs awarded reflects Union exceeding the stretch performance goal for achieving at or above the 98th percentile of three year ROAA among the defined peer group of New England banks and thrifts. The actual receipt of these shares by the recipients remains subject to satisfaction of time-based vesting conditions and other plan provisions, as described in of the 2015 Equity Award Summary.

2016 Plan Design: In March, 2016, the Compensation Committee recommended and the Board approved the 2016 Equity Award Summary under the 2014 Equity Plan, which includes annual performance goals and incentive targets for the designated participants, including the three NEOs. No changes were made to the plan design of the 2016 Equity Award Summary from that of the 2015 Equity Award Summary.

The Compensation Committee will review the long-term incentive program on an annual basis and has the ability to change the mix of equity instruments (i.e. mix of restricted stock, RSUs and stock options) as it deems appropriate and as permitted by the 2014 Equity Plan. These grants are subject to clawbacks in the event of accounting restatement due to fraud or misconduct or in the event of material violation of our code of ethics.

The Compensation Committee believes that Union’s executive officers should maintain a material personal financial stake in the Company to promote a long-term perspective in managing the Company and to better align shareholder and executive interests. Therefore, the 2014 Equity Plan requires executive officers to retain ownership of 25% of their after tax vested share awards until termination of employment or retirement from Union. If an executive experiences personal economic hardship, the Compensation Committee has the authority to decide whether the holding period requirements will be waived in whole or in part for that particular award or if the executive will be allowed to sell more shares than the holding period requirements would otherwise permit.

Equity Compensation - Outstanding Stock Options
As of December 31, 2015, exercisable options with respect to 5,000 shares granted under the 2008 ISO Plan remained outstanding and will expire seven years after the grant date. In addition, as of December 31, 2015, there were exercisable options granted under the 2014 Equity Plan with respect to 6,000 shares awarded in December 2014 which will expire seven years after the date of grant. All outstanding options were granted at an exercise price equal to the fair market value of the Company’s common stock on the date of grant, and are subject to early termination following the optionee's termination of employment during the option period, and to early vesting if the individual retires, dies or is disabled, as defined by the equity plan under which the option awards were granted. No stock options were awarded in 2015.

Change in Control Agreements
In June, 2014, each of our NEOs entered into change in control agreements with the Company. These agreements contain terms and conditions customarily found in change in control agreements for executives holding comparable positions, including automatic annual one-year extensions of these agreements unless written notification of non-continuance is provided in accordance with the terms of the agreements. No severance is payable unless there is an involuntary termination within 12 months (24 months in the case of our CEO) after a change in control. If the executive officer is terminated without “cause” (as defined in such agreements) or the executive officer resigns for “good reason” (as defined in such agreements) within the designated period following a change in control the executive will be entitled to receive a lump sum payment of 100% of the executive’s annual base salary (200% of base salary in the case of our CEO) plus 100% of the executive’s bonus (short-term incentive) amount (200% in the case of our CEO), plus an amount equal to the employer contributions made by the Bank or its Affiliates under the Bank’s 401(k) and profit sharing plan for the account of the executive with respect to the last completed plan year immediately prior to the change in control, including any employer matching contributions, “safe harbor” contributions and profit sharing contributions. The Bank is also required to continue to provide to the executive (and the executive's dependents, if applicable), at the Bank’s sole expense, the same level of medical insurance benefits upon substantially the same terms and conditions (including contributions required by the NEO, if any, for such benefits) as existed immediately prior to the executive's date of termination for a period of 12 months following the date of separation (24 months in the case of our CEO), and will also provide outplacement services. Any equity-based awards (whether to be settled in cash or stock) held by the NEOs under any equity-based plan of the Company, including any outstanding awards under the Company’s 2008 ISO Plan, 2014 Equity Plan, or any successor equity-based plans, will be governed by the provisions of the respective plan. In return, each NEO has agreed to be subject to restrictive covenants (non-competition and non-solicitation) for a specified period following termination of employment. There are no tax “gross up” provisions in the employment agreements. We believe it is appropriate to provide a severance package of a comparable level as that of similarly situated companies in exchange for restrictive covenants which protect the Company.

Split Dollar Life Insurance
Union’s group life insurance plan (described below) has a stated benefit of three times annual salary, subject to a maximum benefit limit of $300,000. Due to this benefit cap, those employees (including the three NEOs) whose salary exceeds $100,000 do not receive the full value of the group life insurance benefit of three times annual salary. Accordingly, split-dollar life insurance agreements have been entered into with certain officers, including the three NEOs, which provide that a portion of the death benefit on bank-owned life insurance policy owned by Union will be paid to the executive’s beneficiary if the NEO dies while employed with Union. The agreements will expire upon termination of employment. The value of the death benefit under split-dollar life insurance arrangement is $500,000 for Mr. Silverman and $250,000 each for Ms. Hale and Mr. Coslett. The split-dollar life insurance benefit is in addition to the $300,000 group life insurance coverage generally available to Union’s employees.

Other Benefits
Our executive officers are also eligible for the following other benefits available to all other employees on substantially the same terms:

•
401(k) plan: we match voluntary salary deferrals of participating employees, including our NEOs, on a $0.50 per dollar basis on deferrals of up to 6.0% of annual salary, subject to annual IRS maximums. We also provide a 3.0% safe harbor contribution for participating employees, including NEOs, up to annual IRS maximums. In addition to the 3% safe harbor contribution, Union’s Board approved a 3.0% profit sharing contribution for participating employees, including NEOs, for 2015 (contributed in February 2016), for 2014 (contributed in February 2015) and for 2013 (contributed in February 2014).

•	Group medical and dental health insurance plans.

•
Life insurance plan (benefit equal to three times annual salary, subject to a maximum benefit of $300,000) and short and long-term disability insurance plans (with disability benefits paid at two-thirds of annual salary up to certain benefit limits).

Effect of 2013 Advisory Vote on NEO Compensation
In 2013, the Company provided our shareholders with the opportunity to cast a non-binding advisory vote on our executive compensation (a “say-on-pay proposal”). At our 2013 Annual Meeting of Shareholders, 95.5% of the votes cast on the say-on-pay proposal were voted in support of the compensation paid to our NEOs. The Compensation Committee believes this affirms shareholders’ support of our approach to executive compensation, and as such we have not significantly changed our approach to executive compensation. Also at our 2013 Annual Meeting of Shareholders, 83.0% of the votes cast on a non-binding advisory vote on the frequency of future say-on-pay votes approved the proposal to hold say-on-pay votes every three years. Therefore, a say-on-pay advisory vote will occur this year at the Company’s annual shareholder meeting (see “Proposal 2”). Additionally, the next say-on-frequency vote will occur no later than at the Company’s annual shareholder meeting in 2019. The Compensation Committee and Board will continue to consider the outcome of our say-on-pay proposal, regulatory changes and emerging best practices when making future recommendations regarding compensation for the Company’s NEOs.

Impact of Accounting and Tax Consequences on the Form of Compensation
The Compensation Committee and management consider the accounting and tax (individual and corporate) consequences of the compensation plans prior to making changes to the plans.

Section 162(m) of the Internal Revenue Code limits deduction of compensation paid to NEOs to $1,000,000 unless the compensation is “performance-based.” Based on current compensation levels, we do not believe the section 162(m) cap on compensation will be triggered for our CEO or other NEOs, but may consider this in future years.

Compensation Committee Report
The Compensation Committee reviewed and discussed the above Compensation Discussion and Analysis with our management. Based on the review and discussion, the Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee
Schuyler W. Sweet, Chair
John M. Goodrich
John H. Steel
Cornelius (Neil) J. Van Dyke

EXECUTIVE COMPENSATION
Summary Compensation Table
The following table sets forth for each person who served as an executive officer of the Company during 2015, a summary of the compensation paid during each of the three most recent years in which they served as an executive officer of the Company. Each of these named executive officers (NEOs) also served as an executive of Union during the years listed in the table.
SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary (1)	Stock Awards ($)(2)	Option Awards (3)	Non-Equity Incentive Plan Compensation (4)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings (5)	All Other Compensation (6)	Total

David S. Silverman, President and CEO	2015	$311,538	$42,917	$—	$64,716	$21,101	$36,829	$477,101
	2014	$274,423	$—	$17,520	$45,691	$19,531	$35,606	$392,771
	2013	$259,413	$—	$10,560	$36,118	$18,102	$35,309	$359,502

Karyn J. Hale, Chief Financial Officer (7)	2015	$128,215	$12,368	$—	$10,741	$1,592	$10,506	$163,422
	2014	$114,585	$—	$8,760	$11,460	$1,489	$10,893	$147,187

Jeffrey G. Coslett, SVP, Human Resource and Branch Administration	2015	$128,582	$12,419	$—	$10,772	$6,422	$13,195	$171,390
	2014	$119,005	$—	$8,760	$13,210	$5,915	$11,876	$158,766
	2013	$116,010	$—	$5,280	$10,742	$5,459	$11,639	$149,130
____________________

(1)
For 2013 and 2014, reflects 26 bi-weekly pay period. For 2015, reflects 27 bi-weekly pay periods. Includes current voluntary deferrals by certain of the NEOs under the Company’s 2006 Executive Nonqualified Excess Plan and Union’s 401(k) plan.

(2)
Represents contingent awards of restricted stock units (RSUs) granted under the terms of the 2015 Equity Award Summary, assuming achievement of target-level performance in 2015, disregarding the effect of potential forfeitures, and based on plan provisions for rounding up to the next whole share and on the closing price of $25.50 per share of the Company’s common stock on the date of grant (March 18, 2015), as reported on the NASDAQ Stock Market. Based on actual 2015 performance attained under the provisions of the plan at the stretch level and a closing price of $27.91 per share on December 31, 2015 as reported on the NASDAQ Stock Market, RSUs were awarded to our NEOs as follows: Mr. Silverman, 2,000 shares ($55,820 ); Ms. Hale, 553 shares ($15,434); and Mr. Coslett 555 shares ($15,490).

(3)
Represents the estimated weighted average grant date fair value of the 2014 and 2013 incentive option awards of $5.84 per share for 2014 and $3.52 per share for 2013, calculated using the Black-Scholes model and assumptions in accordance with Financial Accounting Standards Codification Topic 718. Stock options were granted as follows: On December 17, 2014 with a per share exercise price of $24.00, 3,000 shares to Mr. Silverman, 1,500 shares to Ms. Hale, and 1,500 shares to Mr. Coslett; on December 18, 2013 with a per share exercise price of $22.00, 3,000 shares to Mr. Silverman and 1,500 shares to Mr. Coslett. The exercise price for each such option grant represents the closing price of the Company’s common stock on the date of grant as reported on the NASDAQ Stock Market. All options granted became exercisable one year after the date of grant. No stock options were granted in 2015.

(4)	All amounts shown were earned under the Company’s STIPP with respect to 2015, 2014 and 2013 services and performance, respectively, but paid during the first quarter of the following year.

(5)
Represents the change in the actuarial present value of the Union Bank Pension Plan (frozen on October 5, 2012). No above-market or preferential earnings were paid or accrued on nonqualified defined compensation plan deferrals.

(6)
Includes Union match on 401(k) plan salary deferrals, safe harbor contributions and the profit sharing contribution attributable to services rendered in the specified year but paid in the following year. In 2015, 2014 and 2013, respectively, for Mr. Silverman these amounts were: match of $7,950, $7,258 and $7,650, safe harbor contribution of $7,950, $7,800 and $7,650, and profit sharing contribution of $11,684, $11,573 and $11,293. In 2015 and 2014, respectively, for Ms. Hale these amounts were: match of $2,194 and $3,641, safe harbor contribution of $4,190 and $3,641 and profit sharing contribution of $4,276 and $3,611. In 2015, 2014 and 2013, respectively, for Mr. Coslett these amounts were: match of $4,254, $3,892 and $3,808, safe harbor contributions of $4,254, $3,892 and $3,808 and profit sharing contributions of $4,687, $4,092 and $4,023. For Mr. Silverman, also includes Company director’s fees of $9,245 for 2015, $8,975 for 2014, and $8,716 for 2013.

(7)	Ms. Hale became a NEO in April 2014. Accordingly, her 2013 compensation information is omitted from the table and related narrative disclosures.

Short-Term Cash and Long-Term Equity Incentive Plan Awards

Short-term cash incentive plan payouts and RSU incentive equity grants were awarded to NEOs during 2015 as detailed in the table below.
GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts under Equity Incentive Plan Awards (2)			Grant Date Fair Value of Option Awards (3)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
David S. Silverman	3/18/2015	$29,755	$59,509	$89,264	1,262	1,683	2,103	$42,917
Karyn J. Hale	3/18/2015	$4,938	$9,877	$14,815	364	485	606	$12,368
Jeffrey G. Coslett	3/18/2015	$4,953	$9,905	$14,858	365	487	608	$12,419
____________________

(1)
Reflects the threshold, target and maximum awards available under the 2015 Short Term Incentive Performance Plan (STIPP) paid in February 2016, tied to achievement of a number of 2015 performance targets, as more fully described in the “Compensation Discussion and Analysis” section of this Proxy Statement. The actual payout earned by each NEO based on 2015 performance is reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. The amounts reflected in the above table are estimated amounts at the time the 2015 STIPP was approved by the Board and disregard the effect of any potential forfeitures.

(2)
Reflects the threshold, target and maximum number of shares underlying RSUs contingently awarded by the Board during 2015 pursuant to the 2015 Equity Award Summary, based on plan provisions for rounding up to the next whole share and a closing price of $25.50 per share for the Company’s common stock on the date of the contingent grant (March 18, 2015), as reported on the NASDAQ Stock Market. The contingent RSUs awarded in March 2015 to each of the three NEOs are reflected in the “Stock Awards” column of the Summary Compensation Table and related footnotes. Receipt of these awards by the NEOs remains subject to the terms of the 2015 Equity Award Summary, including time-based vesting requirements and other plan provisions.

(3)
Represents contingent awards of RSUs at the target level and based on a grant date closing price of $25.50 for the Company’s common stock. Based on actual salary earned by the NEOs, actual 2015 performance level and a closing price of $27.91 for the Company’s common stock on December 31, 2015 as reported on the NASDAQ Stock Market, actual awards of RSUs were as follows: Mr. Silverman, 2000 shares ($55,820); Ms. Hale, 553 shares ($15,434); and Mr. Coslett, 555 shares ($15,490).

Outstanding Equity Awards
The following table sets forth outstanding equity awards to our NEOs at December 31, 2015. This table includes the number of shares underlying incentive stock options that remain unexercised under “exercisable” (i.e. vested) stock options granted under the 2008 ISO Plan and the 2014 Equity Plan. There were no outstanding “unexercisable” (i.e. unvested) stock options as of December 31, 2015. In addition, this table includes the number of RSUs awarded on a contingent basis in 2015 but not yet vested, under the terms of the 2015 Equity Award Summary.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2015
	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options - Exercisable (#)	Number of Securities Underlying Unexercised Options - Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units that have not Vested (#) (1)	Market Value of Shares or Units that have not Vested ($) (2)
David S. Silverman	2,000	—	$19.60	11/06/2019
	3,000	—	$22.00	12/17/2020
	3,000	—	$24.00	12/16/2021
	8,000	—
					2,000	$55,820

Karyn J. Hale	1,500	—	$24.00	12/16/2021
	1,500	—
					553	$15,434

Jeffrey G. Coslett	1,500	—	$24.00	12/16/2021
	1,500	—
					555	$15,490
____________________

(1)
RSU awards made in 2015 to the NEO with respect to the Company’s common stock, including those subject to 2015 performance conditions that were satisfied, are subject to time-based vesting conditions, as follows: Mr. Silverman, 866 shares will vest on each of December 31, 2016 and 2017, and 268 shares will vest on December 31, 2018; Ms. Hale, 239 shares will vest on each of December 31, 2016 and 2017, and 75 shares will vest on December 31, 2018; and Mr. Coslett, 240 shares will vest on December 31, 2016, 241 shares will vest on December 31, 2017, and 74 shares will vest on December 31, 2018.

(2)
Represents the closing price of $27.91 for the Company's common stock on December 31, 2015, as reported on the NASDAQ Stock Market, multiplied by the number of shares underlying the RSUs contingently awarded to the NEOs in 2015. All such RSU awards are based on actual 2015 performance and are subject to time-based vesting conditions and other plan provisions, in accordance with the provisions of the 2015 Equity Award Summary.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards (1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (2)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
David S. Silverman	1,000	$5,900	0	$—
Jeffrey G. Coslett	1,500	$3,360	0	$—
____________________

(1)	No stock awards vested in 2015.

(2)
Represents the aggregate dollar value realized upon exercise of options, calculated as the difference between the exercise price and the closing price of the Company’s common stock on the date of exercise, as reported on the NASDAQ Stock Market.

Deferred Compensation Plans

Union Bankshares, Inc. and Union Bank sponsor two nonqualified deferred compensation plans for Directors and certain key officers. One of these plans, the 2008 Amended and Restated Nonqualified Deferred Compensation Plan, a defined benefit plan, was frozen in 1998 to new participants and in 2004 to additional deferrals. Promised benefits under the plans are general unsecured obligations of the Company and/or the Bank. No assets of the Company or the Bank have been segregated to meet the payment obligations under the plans. However, the Company and the Bank have jointly purchased life insurance and mutual funds to fund substantially all of the benefit payments under the plans.

As part of the overall compensation plan, the Company's Executive Nonqualified Excess Plan is a defined contribution plan, which provides a means for participants to elect to defer receipt of current compensation from the Company or the Bank in order to provide retirement or other benefits as selected in the individual adoption agreements. Participants may select among designated reference investments consisting of investment funds, with the performance of the participant's account mirroring the selected reference investment. Distributions are made only upon a qualifying distribution event, which may include a separation from service, death, disability or unforeseeable emergency or (in the case of distributions from an in-service withdrawal account or education funding account) upon a date specified in the participant's deferral election form. The plan does not provide for above market or preferential earnings on deferrals. As of December 31, 2015, Mr. Silverman and Ms. Hale were participants in this plan.

EXECUTIVE NONQUALIFIED EXCESS PLAN
Name	Executive Contributions in 2015 (1)	Company Contributions in 2015	Aggregate Earnings in 2015	Aggregate Withdrawals/ Distributions	Aggregate Balance as December 31, 2015
David S. Silverman	$28,038	$—	$6,680	$—	$163,050
Karyn J. Hale	$5,134	$—	$49	$—	$5,183
____________________

(1)	The amount reported as deferred in this table is included in the NEO’s salary reported in the Summary Compensation Table.

Defined Benefit Pension Plan

The Union Bank Defined Benefit Pension Plan ("Plan") covers all eligible employees of the Bank employed prior to October 5, 2012. On October 5, 2012, the Company closed the Plan to new participants and froze the accrual of retirement benefits for current participants. Union continues to maintain the frozen Plan and related Trust and to distribute benefits to participants at such time and in such manner as provided under the terms of the Plan. Employees were eligible who were not classified as “summer” or “temporary” and who had completed more than 1,000 hours of service in a calendar twelve month period. The plan is noncontributory, nondiscriminatory and nonconvertible. An employee generally became 100% vested in the plan after 7 years. Benefits begin on retirement after age 65, although early retirement may be taken after age 55, with an actuarially reduced benefit. Mr. Coslett is eligible for early retirement. Mr. Coslett’s monthly life annuity payments if he had retired on December 31, 2015 would have been $868. Benefit calculations disregard any years of service over 20 (which Mr. Silverman had exceeded as of the date of the freeze but Ms. Hale and Mr. Coslett had not) and are subject to the limitations under the Internal Revenue Code on the amount of the annual benefit payable under the plan ($210,000 for 2015). Covered compensation for purposes of the benefit calculations includes salary and cash bonuses, but not other forms of compensation. Employees choose the form of annuity payout at the point of retirement. The plan was amended in 2014 to allow former employee plan participants the option of a lump sum payout if the present value of the payout is $100,000 or less.

PENSION BENEFITS

Name	Plan Name	Number of Service Years Credited (1)	Present Value of Accumulated Benefit	Payments During Last Fiscal Year
David S. Silverman	The Union Bank Pension Plan	26.17	$571,998	—
Karyn J. Hale	The Union Bank Pension Plan	6.93	$48,878	—
Jeffrey G. Coslett	The Union Bank Pension Plan	9.63	$160,064	—
____________________

(1)
Reported as the number of years of benefit service as of 12/31/15, recognizing that service after 10/5/2012 is disregarded for purposes of benefit accrual. The credited years of service for vesting purposes as of 12/31/15 were as follows: Mr. Silverman, 29.41 years; Ms. Hale, 10.16 years; and Mr. Coslett, 12.87 years. There is no resulting benefit augmentation for the additional vesting years of service for any participant, including the NEOs.

Due to the frozen status of the plan, no further years of benefit service will accrue. The approximate monthly retirement benefits payable under the plan to our NEOs at retirement at age 65 are as follows: Mr. Silverman, $6,071, for Ms. Hale, $873, and Mr. Coslett, $1,456.

Defined Contribution Retirement Savings Plan

Union Bank maintains a contributory, tax qualified Employee Savings 401(k) and Profit Sharing Plan covering all employees who meet certain eligibility requirements. Participants may elect to contribute up to the IRS maximum dollar amount limitations of their eligible compensation to their 401(k) plan account on a tax deferred basis. The plan also provides for matching contributions by Union Bank, in the sole discretion of the Bank's Board of Directors. During 2015, 2014 and 2013, Union Bank made a discretionary 401(k) matching contribution of fifty cents for every dollar of compensation deferred by the participant, up to 6% of each participant's eligible compensation. Effective January 1, 2013, the plan also provides for a non-discretionary 3% safe harbor contribution for the account of each participant. In addition, in February 2016, a 3% discretionary profit sharing contribution, approved by the Board in October, 2015, was made to each eligible employee’s 401(k) account. In February 2015, a 3% discretionary profit sharing contribution, approved in November 2014, was made to each eligible employee's 401(k) account. In February 2014, a 3% discretionary profit sharing contribution, approved in December 2013, was made to each eligible employee's 401(k) account. Nondiscretionary safe harbor contributions, discretionary matching contributions and discretionary profit sharing contributions made for the account of the three executive officers named in the 2015 Summary Compensation Table are included in the table under “All Other Compensation.”

Potential Payments Upon Change in Control

The following table summarizes payments and benefits that would be payable to each of our current NEOs in the event of their termination of employment within 12 months (or 24 months in the case of our CEO) following the occurrence of a change in control. For purposes of this table, the effective date of termination is assumed to be December 31, 2015. The closing market price of our common stock on December 31, 2015 was $27.91, as reported on the NSADAQ Stock Market.

Potential Payments Upon Change in Control
Form of Compensation	No Discharge - Change in Control Related	Discharge without Cause or Resignation with Good Reason - Change in Control Related
David S. Silverman
Base Salary and Bonus	$—	$729,433
Health Benefits	$—	$27,816
401(k) contributions	$—	$27,584
Accelerated vesting of equity awards (1)	$—	$55,820
Total	$—	$840,653
Karyn J. Hale
Base Salary and Bonus	$—	$134,341
Health Benefits	$—	$20,862
401(k) contributions	$—	$10,506
Accelerated vesting of equity awards (1)	$—	$15,434
Total	$—	$181,143
Jeffrey G. Coslett
Base Salary and Bonus	$—	$134,772
Health Benefits	$—	$20,862
401(k) contributions	$—	$13,195
Accelerated vesting of equity awards (1)	$—	$15,490
Total	$—	$184,319
____________________

(1)
Restricted stock unit awards become fully vested upon a change in control. Value of awards in this chart assumes termination of employment during the second half of the performance period and achieving the performance level as actually achieved at December 31, 2015.

“Good reason” means, among other things, a material diminution of responsibility or salary; a change in location of more than 50 miles from the executive’s current location; or the inability of Union to perform its obligations under the agreement. “Cause” means, among other things, illegal acts, gross misconduct or the executive’s failure to perform in any material respect their obligations under this agreement.

The terms of the change in control agreements with our NEOs are discussed above under the caption “COMPENSATION DISCUSSION AND ANALYSIS - Change in Control Agreements.”

PROPOSAL 2
NONBINDING VOTE TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS
As required under Section 14A of the Securities and Exchange Act of 1934, as amended in 2010 by the Dodd-Frank Act, our Board of Directors is submitting for shareholder approval, on an advisory basis, the compensation paid to the three executive officers named in the 2015 Summary Compensation Table (“Named Executive Officers” or “NEOs”), as described in this proxy statement. This advisory vote is not intended to express a view on any single element of our compensation program, but rather on our overall NEO compensation program and philosophy.
The so-called “say-on-pay” resolution that is the subject of this proposal is a nonbinding advisory resolution which gives our shareholders the opportunity to express their views on the compensation of our NEOs. Accordingly, the resolution will not have any binding legal effect regardless of whether or not it is approved and will not have the effect of overruling a decision by the Company, the Board of Directors or the Compensation Committee, nor will it create or imply any change to the fiduciary duties of the Board. Furthermore, because this nonbinding advisory resolution primarily relates to compensation of our NEOs that has already been paid, or in the case of equity grants, awarded, there is generally no opportunity for us to revisit those decisions. However, the Compensation Committee and the Board intend to take the results of the vote on this proposal into account in their future recommendations and decisions regarding the compensation of our NEOs.
The Company has three NEOs, President and CEO David S. Silverman, Vice President, Treasurer and CFO Karyn J. Hale, and Vice President Jeffrey G. Coslett. The Company’s executive compensation program is designed to attract, motivate and retain our senior managers, including our NEOs, who are critical to our success, and includes a combination of base salary, short-term cash incentive payments, and long-term equity grants, including stock options, restricted stock and/or restricted stock units (RSUs), as well as other compensation components, all of which are closely aligned to Union’s annual and long-term performance objectives. Please refer to the sections of this proxy statement under the captions "COMPENSATION DISCUSSION and ANALYSIS" AND "EXECUTIVE COMPENSATION" for additional information about our executive compensation program and philosophy, including the information required under the SEC’s compensation disclosure rules.
We believe that the effectiveness of our compensation program is demonstrated by the accomplishments of management in recent years, including an annual return on average equity for Union on a bank-only basis of 15.54% for 2015 versus a nationwide peer average of 9.84% as reported in the December 31, 2015 Uniform Bank Performance Report, as well as a five-year cumulative total shareholder return (increase in market value of the Company’s common stock, assuming reinvestment of dividends) of 93.6% and a five-year increase of 53.4% in the market value of our common stock.
The Board of Directors recommends that the shareholders approve the following nonbinding resolution:
RESOLVED, that the shareholders approve the compensation of the Company’s Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables, and related narrative discussion in the Company’s proxy statement for the 2016 Annual Meeting of Shareholders.
Vote Required to Approve Proposal 2
Approval of Proposal 2 will require that more votes be cast “FOR” than “AGAINST” the proposal.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" Proposal 2.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The independent registered public accounting firm of BerryDunn was engaged to serve as the Company's independent accountants to audit the Company's consolidated financial statements for the year ended December 31, 2015 and to audit the internal controls over financial reporting as of December 31, 2015 upon recommendation of the Audit Committee and ratification by the shareholders.

BerryDunn has advised the Audit Committee that they are independent accountants with respect to the Company within the meaning of standards established by the American Institute of Certified Public Accountants, the PCAOB, the Independence Standards Board and federal securities laws administered by the SEC. A representative of BerryDunn is expected to be present at the annual meeting. She/he will have the opportunity to make a statement if she/he so desires, and she/he is expected to be available to respond to appropriate questions.

The Audit Committee has appointed BerryDunn to serve as the Company's independent registered public accounting firm to audit the Company's consolidated financial statements and internal controls over financial reporting for the year ending December 31, 2016, and to perform such other appropriate accounting services as may be required. Although ratification by the shareholders is not required by law, consistent with evolving corporate practices the Board has determined that it is desirable to request shareholder approval of the appointment. The Audit Committee has not determined what action it will take if the shareholders do not ratify the appointment of BerryDunn. In such event, the Committee could decide to continue to retain the services of BerryDunn for 2016 and consider a change in auditors for 2017. Moreover, even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of the Company and its shareholders.

BerryDunn has audited the Company's consolidated financial statements for the last seven calendar years and has audited the controls over financial reporting in 2015 and 2014.

Audit Fees

Aggregate fees billed for professional services rendered to the Company by BerryDunn for the years ended December 31, 2015 and 2014, are detailed in the table below.

	BerryDunn
Services Provided	2015	2014
Audit	$184,875	$179,498
Audit Related	15,421	13,580
Tax	21,065	14,500
Total	$221,361	$207,578

Audit fees in both years were for the audits of the annual consolidated financial statements of the Company included in the Company's annual report on Form 10-K, audits of internal controls over financial reporting, and review of quarterly financial statements included in the Company's quarterly reports on Form 10-Q, filed with the SEC.

Audit Related fees in both years were for assurance and related services relating to Union Bank's trust operations, attendance at the annual shareholders meeting and other accounting matters.

Tax fees in both years were for services related to tax compliance, including the preparation of tax returns, review of estimates, consulting and tax planning, and tax advice.

Audit Committee Preapproval Guidelines

All audit and nonaudit services provided by the registered independent accounting firm during the preceding two fiscal years were approved in advance by the Audit Committee. The Audit Committee has adopted Preapproval Guidelines relating to the provision of audit and nonaudit services by the Company's external auditors. Under these Guidelines, the Audit Committee preapproves both the type of services to be provided by the external auditor and the estimated fees related to these services. During the approval process, the Audit Committee considers the impact of the types of services and the related fees on the independence of the auditor. The services and fees must be compatible with the maintenance of the auditor's independence, including compliance with SEC rules and regulations.

In order to ensure timely review and approval, the Audit Committee has delegated to the Chair of the Committee the authority to amend or modify the list of preapproved services and fees, subject to prompt reporting to the full Committee of action taken pursuant to such delegated authority.

Vote Required to Approve Proposal 3

Ratification of the appointment of BerryDunn as the Company's independent auditors for 2016 will require that more votes be cast “FOR” than “AGAINST” the proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 3.

SHAREHOLDER PROPOSALS

Under SEC rules, management of the Company will be permitted to use its discretionary authority conferred in the proxy card for the annual meeting to vote on a shareholder proposal even if the proposal has not been discussed in the Company's proxy statement, unless the shareholder-proponent has given timely notice to the Company of his or her intention to present the proposal at the meeting. In order to be considered timely for consideration at the 2017 annual meeting, the shareholder-proponent must have furnished written notice to the Company of the proposal no later than February 21, 2017. If timely notice is received, the Company may exercise its discretionary authority under the proxy in connection with such proposal only if otherwise permitted to do so under applicable SEC rules.

There is a separate process under SEC rules, with an earlier notification deadline, if an eligible shareholder seeks to have his or her proposal included in the Company's proxy materials for the annual meeting. In order to be eligible for inclusion in the Company's proxy material for the 2017 annual meeting, the shareholder must meet specified eligibility requirements in the SEC rules and the proposal must be submitted in writing to the Secretary of the Company no later than December 8, 2016 and must comply in all respects with applicable SEC rules relating to such inclusion. Any such proposal will be omitted from or included in the proxy material at the discretion of the Board of Directors, subject to such SEC rules.

OTHER MATTERS

As of the date of this proxy statement, management knows of no business expected to be presented for action at the annual meeting, except as set forth above. If, however, any other business should properly come before the meeting, the persons named in the enclosed proxy form will vote in accordance with the recommendations of management.

Union Bankshares, Inc.
Morrisville, Vermont

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

UNION BANKSHARES, INC.
C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC.
P.O. BOX 1342
BRENTWOOD, NY 11717
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	E07373-P76149	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.		DETACH AND RETURN THIS PORTION ONLY

UNION BANKSHARES, INC.				For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.
Election of Directors - To fix the number of Directors at nine (or such lesser number as circumstances may warrant) for the ensuing year and to elect the Nominees listed below. (All terms expire at the next annual meeting.)
				☐	☐	☐

Nominees:
	01)	Steven J. Bourgeois	06)	David S. Silverman
	02)	Dawn D. Bugbee	07)	John H. Steel
	03)	Kenneth D. Gibbons	08)	Schuyler W. Sweet
	04)	John M. Goodrich	09)	Cornelius J. Van Dyke
	05)	Timothy W. Sargent
The Board of Directors recommends you vote FOR the following two proposals:								For	Against	Abstain
2.	To consider a non-binding resolution to approve the compensation of the Company's Named Executive Officers.							☐	☐	☐
3.	To ratify the appointment of the independent registered public accounting firm of Berry Dunn McNeil & Parker, LLC as the Company's external auditors for 2016.							☐	☐	☐

NOTE: This proxy conveys discretionary authority to vote in accordance with the recommendations of management on such other business as may properly come before the meeting or any adjournment thereof.
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS AND MAY BE REVOKED AT ANY TIME BEFORE IT IS EXERCISED
For address change and/or comments, please check this box and write them on the back where indicated.						☐

Please indicate if you plan to attend this meeting					☐	☐
					Yes	No
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]				Date		Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice of Meeting and Proxy Statement, Annual Report on Form 10-K and a brochure containing certain other information about the Company are available at www.proxyvote.com.

E07374-P76149

REVOCABLE PROXY
UNION BANKSHARES, INC.

Annual Meeting of
Shareholders May 18, 2016

The undersigned hereby appoints Kristy Adams Alfieri and Karyn J. Hale, and each of them individually, as his or her lawful agents and proxies with full power of substitution in each, to vote all of the common stock of Union Bankshares, Inc. that the undersigned is (are) entitled to vote at the Annual Meeting of the Shareholders to be held at the Charlmont Restaurant meeting room, 116 Vermont Route 15 West, Morrisville, Vermont on Wednesday, May 18, 2016, at 3:00 p.m., local time, and at any adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side